UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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INTUIT INC.
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INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043
NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend our 2012 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Pacific Standard Time on January 19, 2012 at our offices at 2600 Casey Avenue, Building 9, Mountain View, California 94043. We will also offer a webcast of the annual meeting at http://investors.intuit.com.
We are holding the meeting for the following purposes:
1. To elect eight directors nominated by the Board of Directors and named in the proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2012;
3. To approve an amendment to our Employee Stock Purchase Plan to increase the number of shares available for issuance under that plan by 4,000,000 shares;
4. To hold an advisory vote on executive compensation;
5. To hold an advisory vote on the frequency of future advisory votes on executive compensation; and
6. To consider any other matters that may properly be brought before the annual meeting and any postponement(s) or adjournment(s) thereof.
Items 1 through 5 are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the annual meeting.
Only stockholders who owned our stock at the close of business on November 21, 2011 may vote at the annual meeting, or at any adjournment or postponement of the annual meeting. For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters at 2700 Coast Avenue, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.
Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our annual meeting and conserving natural resources.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on January 19, 2012. The proxy statement is available electronically at http://investors.intuit.com/proxy.cfm and Intuit's Annual Report on Form 10-K for fiscal year ended July 31, 2011 is available electronically at http://investors.intuit.com/annuals.cfm.

By order of the Board of Directors,

Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 23, 2011

INTUIT INC.
PROXY STATEMENT 2012 ANNUAL MEETING OF STOCKHOLDERS

Page
TRANSACTIONS WITH RELATED PERSONS	54
AUDIT AND RISK COMMITTEE REPORT	55
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	56
PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN	57
PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	60
PROPOSAL NO. 5 — ADVISORY VOTE ON THE FREQUENCY OF AN EXECUTIVE COMPENSATION VOTE	61
APPENDIX A	A-1
Supplemental Information for the 2012 Proxy Summary and Compensation Discussion and Analysis — Information Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
A-1
APPENDIX B	B-1
Intuit Inc. Employee Stock Purchase Plan	B-1

2012 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of the Stockholders

Time and Date	Thursday, January 19, 2012 at 8:00 a.m. Pacific Standard Time
Place	Intuit's offices at 2600 Casey Avenue, Building 9, Mountain View, California 94043
Record Date	November 21, 2011
Voting
Stockholders of Intuit as of the record date are entitled to vote. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

1.	Election of eight directors

2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending July 31, 2012

3.	Amendment to our Employee Stock Purchase Plan

4.	Advisory vote on executive compensation

5.	Advisory vote on the frequency of future advisory votes on executive compensation

6.	Consider other matters that may properly come before the meeting

Intuit's Board of Directors (the "Board") recommends that you vote FOR the election of each of the director nominees, FOR Proposals 2, 3 and 4, and FOR an advisory vote on executive compensation every year.

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

						Committee Memberships
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	ARC	CODC	NGC	AC	Other Public Company Boards
Christopher W. Brody	67	1993	Chairman, Vantage Partners LLC	Leadership, Finance, Industry	X		X	C
William V. Campbell	71	1994	Chairman of the Board of Directors, Intuit Inc.	Leadership, Industry						Apple, Inc.
Scott D. Cook	59	1984	Founder and Chairman of the Executive Committee, Intuit Inc.	Leadership, Industry						eBay Inc.; The Procter & Gamble Company
Diane B. Greene	56	2006	Former President and Chief Executive Officer, VMware, Inc.	Leadership, Industry	X	X		X
Edward A. Kangas	67	2007	Non-Employee Chairman, Tenet Healthcare	Industry, Global, Leadership	X		X		X	Tenet Healthcare; Allscripts Healthcare Solutions, Inc.; Hovnanian Enterprises, Inc.; United Technologies Corporation

						Committee Memberships
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	ARC	CODC	NGC	AC	Other Public Company Boards
Suzanne Nora Johnson	54	2007	Former Vice-Chairman, The Goldman Sachs Group	Leadership, Industry, Finance, Global	X	X			X	American International Group, Inc.; Pfizer Inc.; VISA Inc.
Dennis D. Powell	63	2004	Former Chief Financial Officer, Cisco Systems, Inc.	Leadership, Industry, Finance	X	C			X	Applied Materials, Inc.; VMware, Inc.
Brad D. Smith	47	2008	President and Chief Executive Officer, Intuit Inc.	Leadership, Industry						Yahoo! Inc.
________________________________________________________

ARC	Audit and Risk Committee
CODC	Compensation and Organizational Development Committee
NGC	Nominating and Governance Committee
AC	Acquisition Committee
C	Chair
Attendance	No director nominee, all of which are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he or she sits.

Auditors

As a matter of good corporate governance, we are asking stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2012.

Employee Stock Purchase Plan

We are asking stockholders to approve the amendment of our Employee Stock Purchase Plan to increase the number of shares authorized for issuance under the Employee Stock Purchase Plan by 4,000,000 shares (from 16,800,000 shares to 20,800,000 shares). The Board recommends a FOR vote because the increase in the number of shares authorized for issuance under the Employee Stock Purchase Plan will enable us to continue to provide employees an opportunity to purchase shares of Intuit stock at a discounted price as an incentive for continued employment.

Executive Compensation Advisory Vote and Its Frequency

For the second year, our stockholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. We are gratified that last year's stockholders supported the policies, practices and philosophy of our compensation program. In evaluating this year's "say on pay" proposal, we recommend that you review our "Compensation Discussion and Analysis," which explains how and why the Compensation and Organizational Development Committee of our Board arrived at its compensation actions and decisions for fiscal year 2011, along with our "Summary Compensation Table" and the related compensation tables, notes and narrative in this proxy statement. The Board recommends a FOR vote because the Board believes that our compensation programs' policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are also asking our stockholders to cast a non-binding, advisory vote on the frequency of future "say on pay" votes – every one, two or three years. The Board recommends that you vote for the option of ONE YEAR because it will allow our stockholders to give us their valuable input in the timeliest manner.

Fiscal 2011 Compensation Decisions

Intuit delivered strong financial results in fiscal 2011, achieving revenue growth of 11%, non-GAAP operating income growth of 14% and non-GAAP earnings per share ("EPS") growth of 19%. Appendix A to this proxy statement includes a reconciliation of non-GAAP operating income and non-GAAP EPS to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). Intuit and its management delivered these strong results in an environment of continued economic uncertainty and a sluggish recovery of the U.S. economy. Over the past one-year and three-year periods, these revenue and operating income results have placed Intuit between the 50th and 75th percentile of its compensation peer group (discussed in the "Compensation Discussion and Analysis" of the proxy statement).

Intuit continued to demonstrate excellent execution against its three-point strategy of building growth in its core businesses, building adjacent businesses and entering new geographies, and accelerating the transition to connected services.
Because Intuit was able to deliver such strong results for shareholders, customers and employees, the Compensation and Organizational Development Committee of the Board determined that our named executive officers would receive cash bonuses, equity grants and, in some cases, salary increases, in recognition of Company and individual performance. In particular, in recognition of the strength of the Company's results and outstanding individual performance, the named executive officers received total annual cash bonuses in the range of 132% to 163% of target, as further discussed in the "Compensation Discussion and Analysis" of the proxy statement.

Compensation Practices

Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•	the majority of our long-term incentives are in the form of performance-based restricted stock units;

•	we do not provide special retirement benefits designed solely for executive officers;

•	we do not provide any excise tax "gross-up" payments if a severance payment is considered an excess parachute payment under U.S. tax laws;

•	we do not provide perquisites or other executive benefits based solely on rank; and

•	we have implemented "claw-back" provisions for our operating performance-based equity awards.

Fiscal 2011 Compensation Summary

Set forth below is the fiscal year 2011 compensation for each named executive officer as determined under the Securities and Exchange Commission rules. See the "Compensation Discussion and Analysis" and "Executive Compensation" sections of the proxy statement for a full explanation of each named executive officers' compensation.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Brad D. Smith President and Chief Executive Officer	$950,000	$—	$7,514,292	$1,303,378	$1,852,500	$12,819	$11,632,989
R. Neil Williams Senior Vice President and Chief Financial Officer	$625,000	$—	$2,372,879	$339,724	$621,002	$14,725	$3,973,330
Kiran M. Patel Executive Vice President and General Manager, Small Business Group	$700,000	$—	$2,623,398	$372,602	$1,033,004	$14,986	$4,743,990
Laura A. Fennell Senior Vice President, General Counsel and Corporate Secretary	$475,000	$399,000	$1,108,972	$153,428	$—	$16,780	$2,153,180
Daniel R. Maurer Senior Vice President and General Manager, Consumer Group	$515,000	$—	$2,397,810	$339,724	$512,001	$13,751	$3,778,286

2013 Annual Meeting

Deadline for stockholder proposals or director nominees for inclusion in the proxy statement:	July 26, 2012
Deadline for director nominees or other stockholder proposals to be properly brought at annual meeting (but not included in the proxy statement):	No earlier than October 6, 2012 and no later than November 5, 2012

INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043

PROXY STATEMENT FOR THE
2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
Intuit Inc.’s (“Intuit” or the “Company”) Board of Directors (the “Board”) is asking for your proxy for use at the Intuit Inc. 2012 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders. We are holding the Meeting on Thursday, January 19, 2012 at 8:00 a.m. Pacific Standard Time at our offices at 2600 Casey Avenue, Building 9, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 23, 2011.
Webcast of Meeting
If you are not able to attend the meeting in person, you may join a live webcast of the Meeting on the Internet by visiting http://investors.intuit.com on Thursday, January 19, 2012 at 8:00 a.m. Pacific Standard Time.
Proposals at the Meeting
There are five proposals scheduled to be voted on at the Meeting:

•	to elect eight directors nominated by the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2012;

•	to approve an amendment to our Employee Stock Purchase Plan to increase the number of shares available for issuance under that plan by 4,000,000 shares;

•	to hold an advisory vote on executive compensation; and

•	to hold an advisory vote on the frequency of future advisory votes on executive compensation.
We will also consider any other matters that may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.
Internet Availability of Proxy Materials
We are pleased to continue to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about November 23, 2011.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 21, 2011 (called the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 297,569,788 shares of common stock outstanding and entitled to vote. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the Meeting, either in person or by proxy.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.
Voting Rights
Holders of our common stock are entitled to one vote for each share they owned on the Record Date. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.
Stockholder of Record or Beneficial Owner
Stockholder of Record (Record Holder).  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals 1 (election of directors), 3 (amendment to our Employee Stock Purchase Plan), 4 (advisory vote on executive compensation) and 5 (advisory vote on the frequency of the advisory vote on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."
Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (as described in the Notice of Internet Availability);

•	by phone (your Notice of Internet Availability provides information on how to access your proxy card, which contains instructions on how to vote by telephone); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.
We encourage you to register your vote via the Internet.  If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the Meeting. If you properly submit your proxy, via the Internet, by phone or by mail, and do not revoke it prior to the Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct.
If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, in favor of Proposals 2, 3 and 4, and in favor of "one year" for Proposal 5. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
If you are a beneficial owner of shares held in “street name” through a brokerage firm, bank, broker-dealer, or other similar organization, you may receive a Notice of Internet Availability of Proxy Materials from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting. If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.
Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California

94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.
Votes Required to Elect Directors and Adopt Proposals
Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the eight director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each director who is standing for re-election at the Meeting has tendered a contingent, irrevocable resignation from the Board that will become effective only if the director fails to receive the required majority vote. In that event, the Nominating and Governance Committee of the Board will make a recommendation to the Board whether to accept or reject the resignation, or whether some other action should be taken. The Board will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results. Approval of each of the other proposals on the agenda requires the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on each proposal.
Abstentions and Broker Non-Votes
Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “for” or “against” a Director nominee or the other proposals. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast on these proposals.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum, but they will not be counted for the purpose of determining the number of votes cast on the proposals.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $9,000 plus their expenses, which we estimate will be approximately $2,000. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission ("SEC") called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.
How to Obtain a Separate Set of Voting Materials
If you received a householded mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560 and we will deliver these materials to you promptly upon such written or oral request. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.
Annual Report on Form 10-K and Additional Materials
The Notice of 2012 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2011 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can also be viewed at http://investors.intuit.com/annuals.cfm.
Paper copies of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2011 may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
OUR BOARD OF DIRECTORS AND NOMINEES
Our Board currently consists of 10 directors, of whom eight are standing for re-election. In July 2011, we announced that Michael R. Hallman has decided not to stand for re-election and is expected to serve as a director until the date of the Meeting. In October 2011, we announced that David H. Batchelder has decided not to stand for re-election and is expected to serve as a director until the date of the Meeting. The nominees for election include five independent directors, as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ) and three directors who are employees of Intuit. Stockholders elect all directors annually. The authorized number of directors is currently 10, which will be decreased to eight after the Meeting.
Directors Standing for Election
Each of the incumbent directors listed below has been nominated for election by the Board upon recommendation by the Nominating and Governance Committee and has agreed to stand for election to a one-year term. Information concerning the nominees for director is provided below.
Christopher W. Brody (Age 67)
Chairman, Vantage Partners LLC
Mr. Brody has been an Intuit director since 1993 and is a member of the Compensation and Organizational Development Committee and Chairman of the Nominating and Governance Committee. Mr. Brody has been chairman of Vantage Partners LLC, a private investment firm that he founded, since 1999. From 1971 to 1998 Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Over the past 29 years, Mr. Brody has served on the boards of over 15 public and private companies in a number of different industries. Currently, Mr. Brody serves as a director of several private companies. Mr. Brody holds a Bachelor of Arts in English Literature from Harvard College and a Master in Business Administration from Harvard Business School. The Board believes that Mr. Brody should be re-elected to the Board because of his experience and knowledge of corporate finance, strategic planning and general management; his experience and knowledge of operational matters gained as a past and present director of several other public and private companies; his experience in building high-growth businesses; and his knowledge of Intuit, its markets and operations developed over his tenure as a director of Intuit.
William V. Campbell (Age 71)
Chairman of the Board of Directors, Intuit Inc.
Mr. Campbell has been an Intuit director since 1994 and Chairman of the Board since 1998. Mr. Campbell is currently Non-Executive Chairman of Intuit. Mr. Campbell served as Intuit’s President and Chief Executive Officer from 1994 to 1998 and was Acting Chief Executive Officer from September 1999 to January 2000. Mr. Campbell has been a member of the board of directors of Apple, Inc. since 1997. In addition to Mr. Campbell’s public company leadership experience, he serves as the Chair of the Board of Trustees of Columbia University. Mr. Campbell holds a Bachelor of Arts in Economics and a Masters of Science from Columbia University. The Board believes that Mr. Campbell should be re-elected to the Board because of his professional experience managing and advising innovative high growth companies; his leadership throughout the technology industry; and his understanding of Intuit, its strategy, markets, operations and management.

Scott D. Cook (Age 59)
Founder and Chairman of the Executive Committee, Intuit Inc.
Mr. Cook has been an Intuit director since 1984. A co-founder of Intuit, Mr. Cook served as Intuit’s President and Chief Executive Officer from 1984 to 1994 and served as Chairman of the Board from 1993 to 1998. Mr. Cook has been a director of eBay Inc. since 1998 where he is a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of The Procter & Gamble Company since 2000 where he chairs the Innovation & Technology Committee and is a member of the Compensation & Leadership Development Committee. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School. The Board believes that Mr. Cook should be re-elected to the Board because of his experience as an entrepreneur and corporate executive; his knowledge of Intuit’s operations, markets, management and strategy; his role in guiding and fostering innovation; and his experience as a Board member of other large consumer-focused companies.
Diane B. Greene (Age 56)
Former President and Chief Executive Officer, VMware, Inc.
Ms. Greene has been an Intuit director since 2006 and is a member of the Audit and Risk Committee and the Nominating and Governance Committee. Ms. Greene co-founded VMware, Inc. in 1998 and took the company public in 2007. Ms. Greene served as chief executive officer and president of VMware from 1998 to 2008, a member of the board of directors of VMware from 2007 to 2008, and as an Executive Vice President of EMC Corporation from 2005 to 2008. Prior to VMware, Ms. Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. In addition to Ms. Greene’s public company board experience, she is a member of The MIT Corporation. Ms. Greene holds a Bachelor of Arts in mechanical engineering from the University of Vermont, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology and a Master of Science degree in computer science from the University of California, Berkeley. The Board believes that Ms. Greene should be re-elected to the Board because she brings to the Board her experience and insights as a successful technology entrepreneur and former chief executive officer of a public company as well as her expertise and knowledge of cloud computing and software as a service businesses.
Edward A. Kangas (Age 67)
Non-Employee Chairman, Tenet Healthcare
Mr. Kangas has been an Intuit director since 2007 and is a member of the Acquisition Committee and the Compensation and Organizational Development Committee. Mr. Kangas has been chairman of Tenet Healthcare since 2003. From 1989 to 2000, Mr. Kangas was global chairman and chief executive officer of Deloitte. Mr. Kangas held the position of managing partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas has been a member of the board of directors of: Allscripts Healthcare Solutions, Inc. since 2010; Hovnanian Enterprises, Inc. since 2002; and United Technologies Corporation since 2008. Mr. Kangas was a member of the board of Electronic Data Systems Corporation from 2004 to 2008 and Eclipsys Corporation from 2004 to 2010. Mr. Kangas holds a Bachelor’s degree and a Master’s degree in Business Administration from the University of Kansas. The Board believes that Mr. Kangas should be re-elected to the Board because he brings to the Board global executive experience as well as his knowledge and expertise acquired through his service as a director of companies in industries that are highly relevant to Intuit’s businesses, including software, technology, professional services, and healthcare.
Suzanne Nora Johnson (Age 54)
Former Vice-Chairman, The Goldman Sachs Group
Ms. Nora Johnson has been an Intuit director since 2007 and is a member of the Acquisition Committee and the Audit and Risk Committee. Ms. Nora Johnson held the Honorary Title of Senior Director of The Goldman Sachs Group from 2007 to 2009. Ms. Nora Johnson joined The Goldman Sachs Group in 1985 and held several management positions throughout her 22 year tenure including: Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division. Ms. Nora Johnson has been a member of the board of directors of: American International Group, Inc. since 2008; Pfizer Inc. since 2007; and VISA Inc. since 2007. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, the American Red Cross and the University of Southern California. Ms. Nora Johnson earned a Bachelor’s degree from the University of Southern California and a Juris Doctor from Harvard Law School. The Board believes that Ms. Nora Johnson should be re-elected to the Board because she brings valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.
Dennis D. Powell (Age 63)
Former Chief Financial Officer, Cisco Systems, Inc.
Mr. Powell has been an Intuit director since 2004 and is Chairman of the Audit and Risk Committee and a member of the

Acquisition Committee. Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. Mr. Powell joined Cisco in 1997 and held several management positions throughout his tenure including: Senior Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance from 2002 to 2003; and Vice President, Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell has been a member of the boards of directors of Applied Materials, Inc. since 2007 and VMware, Inc. since 2007. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University. The Board believes Mr. Powell should be re-elected to the Board because he brings to the Board his executive management experience with large, global organizations as well as insights into financial and operational issues gained through his tenure as an executive at a large public technology company.
Brad D. Smith (Age 47)
President and Chief Executive Officer, Intuit Inc.
Mr. Smith has been an Intuit director since 2008 and is currently President and Chief Executive Officer of Intuit. Mr. Smith joined Intuit in 2003 and has served as Senior Vice President and General Manager, Small Business Division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith held the position of Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith was elected to the board of directors of Yahoo! Inc. in 2010. Mr. Smith holds a Bachelor’s degree in Business Administration from Marshall University and a Master’s degree in Management from Aquinas College. The Board believes Mr. Smith should be re-elected because, as Chief Executive Officer of Intuit, he possesses the most relevant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.
Directors Not Standing for Re-election
David H. Batchelder (Age 62)
Principal, Relational Investors LLC
Mr. Batchelder has been an Intuit director since 2009 and is a member of the Compensation and Organizational Development Committee and Acquisition Committee. Mr. Batchelder has been a Principal of Relational Investors LLC, an investment advisory firm that he founded, since 1996. Mr. Batchelder has decided that he will not stand for re-election to the Board, but is expected to continue to serve on the Board until the Meeting.
Michael R. Hallman (Age 66)
President, The Hallman Group
Mr. Hallman has been an Intuit director since 1993 and is the Chairman of the Compensation and Organizational Development Committee and a member of the Nominating and Governance Committee. Mr. Hallman has been President of The Hallman Group, a management consulting firm, since 1992. Mr. Hallman has decided that he will not stand for re-election to the Board, but is expected to continue to serve on the Board until the Meeting.
CORPORATE GOVERNANCE

Intuit is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance, including the following:

•	the Board has adopted majority voting in uncontested elections of directors;

•	a majority of the board members are independent of Intuit and its management;

•	the independent members of the Board meet regularly without the presence of management;

•	all members of the committees of the Board are independent;

•	the charters of the committees of the Board clearly establish the committees' respective roles and responsibilities;

•	Intuit has adopted a code of business conduct and ethics for employees that is monitored by Intuit's ethics office;

•
Intuit's ethics office has a hotline available to all employees, and Intuit's Audit and Risk Committee has procedures in place to receive and process complaints regarding accounting, internal accounting controls or auditing matters and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters;

•	Intuit has adopted a code of ethics that applies to all directors;

•
Intuit's internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Intuit's Audit and Risk Committee; and

•	Intuit has stock ownership guidelines for its non-employee directors and executive officers.
Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles and periodically making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, Board performance evaluations, committee structure and stock ownership requirements.
We maintain a corporate governance page on our company website that contains key information about corporate governance matters. This information includes copies of our Corporate Governance Principles, Code of Conduct & Ethics for all employees, including our Company’s senior executive and financial officers, our Operating Values, and the charter for each Board committee. The link to this corporate governance page can be found at http://investors.intuit.com/governance.cfm.
Board Responsibilities and Leadership Structure
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are (1) to select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) to monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) to periodically review Intuit’s long-range plan, business initiatives, capital projects and budget matters.
The Board appoints the Chairman of the Board, who may be a former officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. The roles of Chairman of the Board and Chief Executive Officer may be held by the same person or may be held by different people. However, if the Chairman is also the Chief Executive Officer, then the Board has determined that it will appoint a lead independent director. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Board believes that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing our Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer, and providing a channel of communication between the Board members and the Chief Executive Officer. William V. Campbell, the current Chairman of the Board, is a non-executive employee of Intuit and previously served as Intuit’s chief executive officer. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held five meetings during fiscal 2011. The independent directors also meet in executive session without management present. During fiscal 2011, the independent directors held three executive sessions. With respect to executive sessions of the independent directors, the independent directors may from time to time designate an independent director to serve as presiding director to chair these sessions. In addition, the presiding director may advise the Chairman of the Board with respect to agendas and information to be provided to the Board and may perform such other duties as the Board may from time to time delegate to assist it in fulfilling its responsibilities. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly on their activities and actions to the full Board.
Board Oversight of Risk
Intuit's management is responsible for balancing risk and opportunity in support of Intuit's objectives. Management exercises this responsibility day to day through ongoing identification of risks related to significant business activities, implementation of risk mitigation activities and alignment of risk management to the Company's strategy. Intuit's Chief Risk

Officer, who reports to our General Counsel, facilitates the Enterprise Risk Management, or "ERM," program as part of our strategic planning process. The ERM program helps identify the top risks for each business unit and for Intuit as a whole.
Our Board has responsibility for overseeing risk management for the Company. The Board exercises this oversight responsibility directly and through its committees, as follows:

•
The Audit and Risk Committee has primary responsibility for overseeing our ERM program. The Chief Risk Officer reports on a quarterly basis to the Audit and Risk Committee on Intuit’s top risk areas and the progress of the ERM program. The Audit and Risk Committee also has oversight responsibilities with respect to particular risks such as financial management and fraud.

•
The Board’s other committees — Compensation and Organizational Development, Nominating and Governance, and Acquisition — oversee risks associated with their respective areas of responsibility. The Compensation and Organizational Development Committee considers the risks associated with our compensation policies and practices for executives and employees generally. The Nominating and Governance Committee considers risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members. The Acquisition Committee considers risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates.

•
At each quarterly Board meeting, members of each committee provide a report to the full Board covering the committee’s risk oversight and other activities. The full Board receives an annual update from the Chief Risk Officer regarding the top enterprise-wide risks. The full Board also considers and provides oversight of specific strategic risks, including those relating to Intuit's business models and inorganic growth strategy. The Board also receives detailed reports at quarterly Board meetings from the Chief Executive Officer and the heads of our principal business units, which include discussions of the risks involved in their respective areas of responsibility. The senior management team also informs the Board routinely of developments that could affect our risk profile or other aspects of our business.

Compensation Risk Assessment
The Company conducted a review of its key compensation programs, policies and practices in conjunction with Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation and Organizational Development Committee’s independent compensation consultant, which prepared a report on the Company’s incentive programs.
Our review included an analysis of the Company's short-term and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives and stock ownership requirements and trading policies.
Our analysis was reviewed with the Compensation and Organizational Development Committee at its October 18, 2011 meeting. The review and analysis did not identify any compensation programs, policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.
Our assessment noted the following factors that reduce the likelihood of excessive risk-taking:
•Our overall compensation levels are competitive with the market.
•Our compensation programs provide an effective balance in (1) cash and equity mix, (2) annual incentives that are based in part on company-wide performance metrics that align with the Company's business plans and strategic objectives and in part on a qualitative evaluation of business unit and individual performance to mitigate any tendency for focus exclusively on the specific financial metrics under the plan, and (3) long-term incentives provided through a combination of stock options (generally vesting over three years with terms of seven years), time-based restricted stock units ("RSUs") (generally vesting over three years), performance-based RSUs with vesting based on three-year operating income and revenue growth, and performance-based RSUs with vesting based on three-year relative total shareholder return.
•The Company has adopted stock ownership guidelines for executives at the senior vice president level and above.
•The Company has an insider trading policy that prohibits trading put or call options, short sales and hedging transactions.

Director Independence
Our Board currently includes seven independent directors, five of whom are standing for election. To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In addition, as required by NASDAQ rules, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management. Based on this review, the Board has determined that Mr. Batchelder, Mr. Brody, Ms. Greene, Mr. Hallman, Mr. Kangas, Ms. Nora Johnson and Mr. Powell are independent directors.
In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. Each of Mr. Powell, Mr. Kangas and Ms. Nora Johnson is or was during fiscal 2011 a director of companies with which Intuit conducts business in the ordinary course. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in the current or any of the last three fiscal years that exceed 5% of Intuit’s or any of the other parties’ consolidated gross revenues. Following review of these transactions, the Board determined that each of these directors was independent under NASDAQ rules.
Attendance at Board, Committee and Annual Stockholders Meetings
The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s Board. Any director, who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.
During fiscal 2011, no director attended less than 75% of the aggregate number of meetings of the Board and the committees on which he or she served. All of our current directors attended the last Annual Meeting of Stockholders, held in January 2011. Under the Corporate Governance Principles, all directors are encouraged to attend the annual meetings of Intuit’s stockholders.

Board Committees and Charters
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of these committees is an independent director as determined by the Board in accordance with NASDAQ listing standards and each member of the Audit and Risk Committee meets heightened independence criteria. Each committee has a charter and annually reviews its charter and makes recommendations to our Board for revision of its charter to reflect evolving best practices. Copies of each charter can be found on our website at http://investors.intuit.com/charters.cfm. Current committee members are identified in the following table.

Director	Acquisition Committee	Audit and Risk Committee	Compensation and Organizational Development Committee	Nominating and Governance Committee
David H. Batchelder	X		X
Christopher W. Brody			X	Chair
William V. Campbell
Scott D. Cook
Diane B. Greene		X		X
Michael R. Hallman			Chair	X
Edward A. Kangas	X		X
Suzanne Nora Johnson	X	X
Dennis D. Powell	X	Chair
Brad D. Smith
Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total consideration to be paid or received by Intuit is within certain limits that may be established by the Board from time to time.
In fiscal 2011, the Acquisition Committee held five meetings.
Audit and Risk Committee
The Audit and Risk Committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent auditor.
Our Board has determined that each member of the Audit and Risk Committee is independent, as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members, and is financially literate, as required by NASDAQ listing standards. All members of the Audit and Risk Committee have been determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with NASDAQ listing standards. Stockholders should understand that these designations related to an Audit and Risk Committee member’s experience and understanding do not impose upon him or her any duties, obligations or liabilities greater than those generally imposed on other members of the Board.
In fiscal 2011, the Audit and Risk Committee held 14 meetings. The Audit and Risk Committee held closed sessions with our independent auditors, Ernst & Young LLP, present in 12 of these meetings. The responsibilities and activities of the Audit and Risk Committee are described in greater detail in “Audit and Risk Committee Report” beginning on page 55.
Compensation and Organizational Development Committee
The Compensation and Organizational Development Committee (the “Compensation Committee”) assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. The Compensation Committee periodically reviews Intuit's key management from the perspectives of leadership development, organizational development and succession planning through Intuit's High Performance Organization Review. As part of this process, the Compensation Committee also meets with key senior executives. The systemic assessment of Intuit's organization and talent planning helped the Compensation Committee to evaluate Intuit's effort at hiring, developing and retaining executives, with the goal of creating and growing Intuit's “bench strength” at the most senior executive levels.
Each member of this committee is independent under NASDAQ listing standards and is a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee met nine times in fiscal 2011. The Compensation Committee held a portion of each meeting in closed session, with only the Compensation Committee members and, on certain occasions, William Campbell, the Chairman of the Board, present. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” on page 25 and “Compensation Discussion and Analysis” beginning on page 26.
The Compensation Committee is also responsible for reviewing the compensation for non-employee directors on an annual basis and making recommendations to the Board, in the event they determine changes are needed.
Section 162(m) Subcommittee
In the event that not all of the members of the Compensation Committee are “outside directors” for purposes of Regulation 1.162-27 under Section 162(m) of the Internal Revenue Code, the Charter of the Compensation Committee authorizes the designation of a subcommittee of not less than two members who are “outside directors.” This subcommittee has responsibility and authority to review and approve all elements of compensation that may require approval by a committee of “outside directors” in order for such compensation to qualify for deductibility under Section 162(m) and related regulations. In July 2010, the Board and the Compensation Committee designated such a subcommittee, consisting of Mr. Batchelder, Mr. Hallman and Mr. Kangas. This subcommittee met three times in fiscal 2011. Because all of the members of Compensation Committee are currently "outside directors", no subcommittee has been designated for fiscal year 2012.
Nominating and Governance Committee
The Nominating and Governance Committee reviews and makes recommendations to the Board regarding Board composition and appropriate governance standards. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable NASDAQ listing standards. The Nominating and Governance Committee held four meetings in fiscal 2011.
The Nominating and Governance Committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth under “Stockholder Recommendations of Director Candidates” on page 22). The committee's policy is to evaluate candidates properly recommended by stockholders in the same manner as candidates recommended by others.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should also have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee will also consider additional factors — such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness — when evaluating candidates for director. Intuit may also engage third-party search firms to provide assistance in identifying and evaluating Board candidates.
Consideration of director candidates typically involves a series of discussions and a review of available information concerning the candidate, the existing composition of the Board, and other factors the committee deems relevant. In conducting its review and evaluation, the committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate.
In considering diversity in the selection of nominees, the Nominating and Governance Committee looks for individuals with varied professional experience, background, knowledge, skills and viewpoints in order to achieve and maintain a group of directors that, as a whole, provides effective oversight of the management of the Company. Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do look for nominees with a diverse set of skills that will complement the existing skills and experience of our directors and provide an overall balance of diversity of perspectives, backgrounds and experiences. Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; consumer products and services; healthcare; financial services; legal and compliance; executive compensation; and corporate governance. Our Board members have acquired these diverse skills through their accomplished careers and their service as directors of a wide range of other public and private companies.
Compensation Committee Interlocks and Insider Participation
No executive officer of Intuit during fiscal 2011 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation Committee.
DIRECTOR COMPENSATION
Overview

Our director compensation programs are designed to provide an appropriate incentive to attract and retain qualified non-employee board members. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board, in the event it determines changes are needed. On October 19, 2011, the Board approved a new compensation program for our non-employee directors and Chairman of the Board, as discussed under "Prospective Annual Retainer and Equity Compensation Program for Non-Employee Directors" beginning on page 20. The following table summarizes the fiscal 2011 compensation earned by each member of the Board other than Mr. Smith, whose compensation is described under “Executive Compensation” beginning on page 41.
Director Summary Compensation Table

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David H. Batchelder	60,000		289,921	—		349,921
Christopher W. Brody	55,000		307,425	—		362,425
William V. Campbell	180,000	(2)	289,968	—		469,968
Scott D. Cook	—		—	919,637	(3)	919,637
Diane B. Greene	55,000		289,921	—		344,921
Michael R. Hallman	55,000		307,425	—		362,425
Edward A. Kangas	60,000		289,921	—		349,921
Suzanne Nora Johnson	60,000		289,921	—		349,921
Dennis D. Powell	75,000		307,425	—		382,425
_______________________________________

(1)
These amounts represent the aggregate grant date fair value of awards granted during fiscal 2011, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” (“FASB ASC Topic 718”) assuming no forfeitures. For each of the restricted stock unit ("RSU") awards, the grant date fair value of these awards was calculated using the closing price of Intuit’s common stock on the grant date as if these awards were vested and issued on the grant date. Please see the “Equity Grants to Directors During Fiscal Year 2011” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2011 (Exercisable and Unexercisable)” tables for information regarding the grant date fair value of awards granted during the year and the number of awards outstanding for each director at the end of the fiscal year.

(2)	This amount represents a stipend paid to Mr. Campbell for his role as Non-Executive Chairman of the Board.

(3)
Mr. Cook’s compensation represents an annual salary of $500,000; an incentive bonus of $415,000 awarded for service in fiscal 2011; and premiums for Intuit’s Executive Long-Term Disability Plan of $4,637. Mr. Cook did not receive any equity awards from Intuit during fiscal 2011.

Equity Grants to Directors During Fiscal Year 2011
The following table shows each RSU grant made to each of our directors, other than Mr. Smith, during fiscal 2011, including the grant date, number of shares, and grant date fair value.

	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)		Grant Date Fair Value ($)(1)
David H. Batchelder	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,218	(3)	57,465
		6,145		289,921

Christopher W. Brody	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,589	(3)	74,969
		6,516		307,425

William V. Campbell	1/20/2011	3,709	(2)	174,991
	1/20/2011	2,437	(4)	114,977
		6,146		289,968

Scott D. Cook		—		—

Diane B. Greene	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,218	(3)	57,465
		6,145		289,921

Michael R. Hallman	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,589	(3)	74,969
		6,516		307,425

Edward A. Kangas	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,218	(3)	57,465
		6,145		289,921

Suzanne Nora Johnson	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,218	(3)	57,465
		6,145		289,921

Dennis D. Powell	1/20/2011	3,709	(2)	174,991
	1/20/2011	1,218	(3)	57,465
	1/20/2011	1,589	(3)	74,969
		6,516		307,425

_______________________________________

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The grant date fair value of these awards is calculated using the closing market price of Intuit’s common stock on the date of grant.

(2)	Annual Continuing Board Member grant which vests as to 50% of the shares on January 1, 2012 and 50% of the shares on January 1, 2013.

(3)	Annual Committee Member or Committee Chair grant which vests as to 100% of the shares on January 1, 2012.

(4)	Annual Chairman of the Board grant which vests as to 50% of the shares on January 1, 2012 and 50% of the shares on January 1, 2013.

Outstanding Equity Awards for Directors at Fiscal Year-End 2011 (Exercisable and Unexercisable)
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Smith, as of July 31, 2011.

	Aggregate Shares Subject to Outstanding
Director Name	Stock Awards (#)		Option Awards (#)
David H. Batchelder	12,346		—
Christopher W. Brody	9,410		385,000
William V. Campbell	9,040		—
Scott D. Cook	—		—
Diane B. Greene	9,039		165,000
Michael R. Hallman	16,686	(1)	222,500
Edward A. Kangas	11,210	(2)	142,500
Suzanne Nora Johnson	9,039		150,000
Dennis D. Powell	9,410		152,500

_______________________________________

(1) Includes 7,276 vested RSUs for which Mr. Hallman has elected to defer settlement.

(2) Includes 2,171 vested RSUs for which Mr. Kangas has elected to defer settlement.

Current Annual Retainer and Equity Compensation Programs for Non-Employee Directors
Annual Retainer for Non-Employee Directors in Fiscal Year 2011

During fiscal 2011 and continuing until the date of the Meeting, non-employee directors are paid an annual cash retainer of $30,000, plus additional annual cash retainers based on their committee service. These annual retainers are paid in quarterly installments and the cash retainers for committee service are paid in the following amounts: Audit and Risk Committee Chair ($30,000), Non-Chair Audit and Risk Committee Members ($15,000), Acquisition Committee Members ($15,000), Compensation and Organizational Development Committee Member ($15,000) and Nominating and Governance Committee Member ($10,000). We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.
Automatic Restricted Stock Unit Grants to Non-Employee Directors (from December 15, 2009 to January 19, 2011)
Between December 19, 2009 and January 19, 2011, the Company made automatic equity grants to non-employee directors according to a formula set forth in the 2005 Equity Incentive Plan, as amended. These awards were made in the form of a fixed dollar value of RSUs in the following amounts: new Board members ($250,000 on date of joining Board), continuing

Board members ($175,000 annually), Committee members ($57,500 annually), and Board-designated Committee chairs ($17,500 annually). Because the formula was based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors varied, depending on the closing market price of Intuit's common stock on the date of grant. Annual Board and committee grants were awarded each year on the first business day after the Annual Meeting of Stockholders. Initial Board and committee grants were awarded shortly after the director first joined the Board or committee and were pro-rated based on the number of full months the director served between grant date and the next vesting date. If the non-employee director elected, settlement of the awards could be deferred for up to five years. A non-employee director could receive committee grants for a maximum of two committees.
Subject to a non-employee director's continued service, vesting of these RSUs occurs on December 1 of each year. Initial Board grants vest in four equal installments over four years, annual Board grants vest in two equal installments over two years and committee grants vest in one year. If any grant has been pro-rated as described above, the number of shares that vest on the first vesting date (but not any other vesting date) shall be correspondingly pro-rated.
Director Equity Compensation Program (from January 19, 2011 to January 19, 2012)

In fiscal 2011, the Board approved a director equity compensation program, which is effective for grants to non-employee directors and the Chairman of the Board made from January 19, 2011 until the time of the Meeting on January 19, 2012. These awards are made in the form of a fixed dollar value of RSUs. The grants were made to the non-employee directors in the same amounts as described above in “Automatic Restricted Stock Unit Grants to Non-Employee Directors (from December 15, 2009 to January 19, 2011).” The Chairman of the Board receives the Continuing Board member annual grant and an additional grant in the amount of $115,000.

Because the formula for the awards is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors and the Chairman of the Board varied, depending on the closing market price of Intuit's common stock on the date of grant. The annual grants were awarded on the first business day after each Annual Meeting of Stockholders. Initial Board and committee awards are pro-rated based on the number of full months the director will serve (assuming continuous service) between the grant date and the next vesting date. If the director elected, settlement of the awards could be deferred for up to five years. A director could receive committee grants for a maximum of two committees. Subject to the director's continued service, vesting of these RSUs occurs on the first day of the twelfth month following the date of grant. For example, for grants made in January 2011, the first vesting date would occur on January 1, 2012. Initial Board grants vest in four equal installments over four years, annual Board and Chairman grants vest in two equal installments over two years and committee grants vest in one year. If any grant has been pro-rated as described above, the number of shares that vest on the first vesting date (but not any other vesting date) are correspondingly pro-rated.
Prospective Annual Retainer and Equity Compensation Program for Non-Employee Directors
During the April 2011 Compensation Committee meeting, the Compensation Committee conducted a review of the non-employee director compensation program in conjunction with FW Cook, the Compensation Committee's independent compensation consultant. In connection with that review, FW Cook reviewed Intuit's existing non-employee director program, along with comparisons of peer companies and recent trends and developments in U.S. non-employee director compensation and recommended certain changes to the existing director compensation program. As a result of that analysis and the recommendations made by the Compensation Committee, in October 2011, the Board approved a new compensation program for our non-employee directors and the Chairman of the Board which will be effective as of the date of the Meeting.

Annual Retainer for Non-Employee Directors Following the January 19, 2012 Meeting
Non-employee directors will be paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts indicated in the following table:

Position	Annual Amount ($)
Non-Employee Board Member	60,000
Audit and Risk Committee Chair	47,500
Acquisition Committee and Compensation and Organizational Development Committee Chairs	32,500
Nominating and Governance Committee Chair	27,500
Non-Chair Members of each of Audit and Risk Committee, Acquisition Committee and Compensation and Organizational Development Committee	15,000
Non-Chair Members of the Nominating and Governance Committee	10,000

These annual retainers are paid in quarterly installments and will be pro-rated for any changes to a committee that occurs during any quarter. Directors may elect to defer cash retainers into additional tax-deferred Intuit stock units by making an irrevocable written election prior to the start of each calendar year. Such tax-deferred stock units will be distributable at the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change of control of Intuit. We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The Company will also pay the Chairman of the Board an annual cash stipend of $240,000 in lieu of participation in the non-employee director cash compensation program (described above).

New Non-Employee Director Equity Compensation Program Following the January 19, 2012 Meeting

As part of the new compensation program approved in October 2011, the Board also approved a new director equity compensation program, which will be effective for grants to directors made immediately following the Meeting in January 2012. Grants will be made to non-employee directors and the Chairman of the Board in the form of a fixed dollar value of RSUs in the following amounts:

Board Position	Fixed Amount of Award ($)
Non-Employee Board Member and Chairman (annual grant)	260,000
New Board Member (additional grant upon joining Board)	75,000
Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors and the Chairman of the Board will vary, depending on the closing market price of Intuit's common stock on the date of grant. The annual grants will be awarded on the day following each Annual Meeting of Stockholders. For a new Board Member, the annual grant will be prorated based on the number of full months of expected service until the next Annual Meeting of Stockholders. Subject to the director's continued service, vesting of the annual RSU grants will occur on the first day of the twelfth month following the date of grant. For example, for grants made in January 2012, the first vesting date would occur on January 1, 2013. A New Board Member's additional grant will vest in two equal installments over two years. Once RSUs vest, settlement of the awards must be deferred until the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change of control of Intuit. Directors may defer settlement of their RSUs for a longer period of time at their option.
Director Stock Ownership Requirement

The Compensation Committee established new director stock ownership requirements that will be effective immediately following the Meeting. The director is required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member retainer, which value will be measured as of July 31st of each year. Unvested RSUs and deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with the new guidelines within 5 years after the date the director joins the Board, or July 2016, whichever is later. If any director does not meet the stock ownership requirement within the designated time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. Each of the current directors has met this stock ownership requirement. The current director stock ownership requirements are described in the "Compensation Discussion and Analysis" of this proxy statement starting on page 26.

STOCKHOLDER MATTERS
Stockholder Communications with the Board
The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/contactBoard.cfm. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.
Stockholder Recommendations of Director Candidates
As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/contactBoard.cfm. You may find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on our website http://investors.intuit.com/charters.cfm.
Stockholder Proposals and Nominations for the 2013 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2013 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by July 26, 2012. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2013 Annual Meeting of Stockholders that is not intended for inclusion in the Intuit’s 2013 proxy statement must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between October 6, 2012 and November 5, 2012. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership Table
The following table shows shares of Intuit’s common stock that we believe are owned as of October 31, 2011 by:

•	Each Named Executive Officer (defined on page 26),

•	Each director and nominee,

•	All current directors, nominees and executive officers as a group, and

•	Each stockholder beneficially owning more than 5% of our common stock.
Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 298,604,536 shares of common stock outstanding on October 31, 2011. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2011, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested within 60 days of October 31, 2011. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors and Executive Officers:
Scott D. Cook(1)	15,660,228	5.24%
Brad D. Smith(2)	806,317	*
R. Neil Williams(3)	140,115	*
Kiran M. Patel(4)	740,517	*
Laura A. Fennell(5)	244,242	*
Daniel R. Maurer(6)	203,220	*
David H. Batchelder(7)	5,571,244	1.87%
Christopher W. Brody(8)	763,550	*
William V. Campbell(9)	81,759	*
Diane B. Greene(10)	173,748	*
Michael R. Hallman(11)	423,926	*
Edward A. Kangas(12)	147,565	*
Suzanne Nora Johnson(13)	159,592	*
Dennis D. Powell(14)	162,670	*
All current directors and executive officers as a group (15 people)(15)	25,358,203	8.40%
Other 5% Stockholders:
PRIMECAP Management Company(16)	29,208,540	9.78%
Vanguard Chester Funds - Vanguard Primecap Fund(17)	17,141,400	5.74%
Capital World Investors(18)	16,180,000	5.42%
BlackRock, Inc.(19)	15,516,570	5.20%

_______________________________________

*	Indicates ownership of 1% or less.

(1)	Represents 15,660,228 shares held by trusts, of which Mr. Cook is a trustee.

(2)
Includes 692,837 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith and 84,918 shares held by a family trust, of which Mr. Smith is a trustee.

(3)	Includes 127,094 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Williams.

(4)	Includes 658,526 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Patel.

(5)	Includes 214,751 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Fennell.

(6)	Includes 173,534 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Maurer.

(7)
Includes 2,067 shares issuable upon settlement of vested restricted stock units held by Mr. Batchelder. Mr. Batchelder is a Principal of Relational Investors, LLC (“RILLC”). RILLC is the record owner of 200 shares and sole general partner, or the sole managing member of the general partner, of Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., RH Fund 1, L.P., RH Fund 6, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors X, L.P., Relational Investors XV, L.P., Relational Investors XVI, L.P., Relational Investors XX, L.P., Relational Investors XXII, L.P., Relational Investors XXIII, L.P. and Relational Investors Alpha Fund I, L.P. These Limited Partnerships own a total of 4,383,557 shares. An additional 1,179,548 shares are held in accounts managed by RILLC. Mr. Batchelder disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)	Includes 387,894 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by

Mr. Brody. Vantage Partners Inc., of which Mr. Brody is chairman and a stockholder, holds 273,000 shares.

(9)	Includes 2,894 shares issuable upon settlement of vested restricted stock units held by Mr. Campbell.

(10)	Includes 167,894 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Greene.

(11)	Includes 232,670 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Hallman.

(12)	Represents 147,565 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Kangas.

(13)	Includes 152,894 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(14)	Includes 155,394 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Powell.

(15)
Includes 3,193,371 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the individuals described in Notes 1 through 14, plus an additional 2,153 outstanding shares and 77,357 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(16)
Ownership information for PRIMECAP Management Company (“PRIMECAP”) is based on a Schedule 13G filed with the SEC by PRIMECAP, reporting ownership as of December 31, 2010. PRIMECAP reported sole voting power as to 8,202,835 shares and sole dispositive power as to 29,208,540 shares. The address of PRIMECAP is 225 South Lake Avenue #400, Pasadena, California 91101.

(17)
Ownership information for the Vanguard Chester Funds - Vanguard Primecap Fund (“Vanguard”) is based on a Schedule 13G filed with the SEC by Vanguard, reporting ownership as of December 31, 2010. Vanguard reported sole voting power as to 17,141,400 shares. The address of Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(18)
Ownership information for Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”), is based on a Schedule 13G filed with the SEC by Capital World, reporting ownership as of December 31, 2010. Capital World reported sole voting power and sole dispositive power as to 16,180,000 shares, and reported that it is deemed to be the beneficial owner of the 16,180,000 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital World is 333 South Hope Street, Los Angeles, California 90071.

(19)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G filed with the SEC by BlackRock, reporting ownership as of February 28, 2011. BlackRock reported sole voting power and sole dispositive power as to 15,516,570 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intuit’s directors and executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2011.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of July 31, 2011, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we are proposing to add to the Employee Stock Purchase Plan in Proposal No. 3.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	33,348,682	(2)	32.76	32,496,364	(3)
Equity compensation plans not approved by security holders	385,658	(4)	10.79	—
Total	33,734,340		32.38	32,496,364

_______________________________________

(1)	RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)	Represents 22,293,738 shares issuable upon exercise of options and 11,054,944 shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)	Represents 30,715,693 shares available for issuance under our 2005 Equity Incentive Plan and 1,780,671 shares available for issuance under our Employee Stock Purchase Plan.

(4)	Represents outstanding options which were assumed in connection with corporate acquisitions.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT
Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such policies and programs. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s three stakeholders — employees, customers and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2011, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering those programs and policies, and in making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the "Compensation Discussion and Analysis" and reviewed and discussed the "Compensation Discussion and Analysis" with management. Based on the review and discussions, we recommended to the Board that the "Compensation Discussion and Analysis" be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Michael R. Hallman (Chair)
David H. Batchelder
Christopher W. Brody
Edward A. Kangas

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation and Organizational Development Committee (the “Compensation Committee”) oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our stock compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of compensation approved by the Compensation Committee and paid for fiscal 2011 to the executive officers named below (the “Named Executive Officers”) and included in the “Summary Compensation Table” on page 41:

•	Brad D. Smith, President and Chief Executive Officer

•	R. Neil Williams, Senior Vice President and Chief Financial Officer

•	Kiran M. Patel, Executive Vice President and General Manager, Small Business Group

•	Laura A. Fennell, Senior Vice President, General Counsel and Corporate Secretary

•	Daniel R. Maurer, Senior Vice President and General Manager, Consumer Group
Executive Summary
Intuit is strongly committed to pay for performance. To that end, our executive compensation programs are designed to reward both short- and long-term profitable growth. Our short-term performance-based compensation is in the form of annual cash bonuses, which are based upon achievement of annual operating goals and individual performance. Our long-term compensation program is primarily in the form of performance-based restricted stock units whose vesting is tied to the achievement of 3-year operating performance goals and total shareholder return (TSR).
In fiscal 2011, Intuit delivered strong financial results, achieving revenue growth of 11%, non-GAAP operating income growth of 14% and non-GAAP EPS growth of 19%, and continuing to expand its operating margins. Appendix A to this proxy statement includes a reconciliation of non-GAAP operating income and non-GAAP EPS to the most comparable GAAP measures. Intuit and its management delivered these strong results in an environment of continued economic uncertainty and a sluggish recovery of the U.S. economy. Over the past one-year and three-year periods, these revenue and operating income results have placed Intuit between the 50th and 75th percentile of its peer group, as discussed in more detail below. Intuit continued to demonstrate excellent execution against its three-point strategy of building growth in its core businesses, building adjacent businesses and entering new geographies, and accelerating the transition to connected services:

•
Our Consumer Tax business, which includes our TurboTax online and desktop offerings, continued to grow its customer bases, gain share and improve revenue per customer filing, delivering 13% revenue growth for the year. Our Small Business Group grew revenue 12% for the year through new user acquisition and growth in average revenue per customer in our QuickBooks and payroll businesses. In addition, the Company improved customer satisfaction scores in most of our businesses.

•	While achieving strong revenue growth in these core businesses, Intuit also saw its small business offerings in the United Kingdom and Canada perform very well.

•
Intuit also continued to accelerate its transition to connected services, growing revenue from connected services offerings faster than the Company average, supported by increasing adoption of our mobile services, and growing the customer bases in our flagship online offerings. In addition, Intuit's employee satisfaction scores continue to be near best-in-class levels.

Because Intuit was able to deliver these strong results for shareholders, customers and employees, the Compensation Committee determined that our Named Executive Officers would receive cash bonuses, equity grants and, in some cases, salary increases. In particular, in recognition of the strength of the Company's results and outstanding individual performance, the Named Executive Officers received total annual cash bonuses in the range of 132% to 163% of target, as further discussed in this CD&A.
Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy:

•
The majority of our long-term incentives are in the form of performance-based RSUs, which use a variety of performance measures, including 3-year operating goals and relative TSR compared to a peer group;

•	We do not provide special retirement benefits designed solely for executive officers;

•	We do not provide any excise tax “gross-up” payments in the event that a severance payment is considered an excess parachute payment under U.S. tax laws;

•	We do not provide perquisites or other executive benefits based solely on rank; and

•	We have implemented “claw-back” provisions for our operating performance-based equity awards.
In addition, Intuit has long supported the ability of stockholders to provide their views on the design and effectiveness of our executive compensation programs. As a result, last year, prior to the new requirement that all companies hold a vote on compensation, Intuit voluntarily began providing stockholders an annual advisory vote on executive compensation philosophy, policies, and procedures. See Proposals 4 and 5 of this proxy statement for information concerning this year's required advisory vote on executive compensation. The Company is recommending that the advisory vote on executive compensation be held every year.
Compensation Philosophy and Objectives
The Compensation Committee compensates our executives based on overall Company performance and individual employee performance. Our overall compensation program is designed to help achieve our growth strategy and acquire, retain and motivate talented executives with proven experience. Because our Named Executive Officers lead our key business units or functions, they have the ability to directly influence overall company performance and, as a result, have a greater portion of their pay tied to short and long-term incentive programs than most other Intuit employees. Our key measures of Company and individual performance are discussed in more detail below.
The Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as annual cash incentives reward executives for near term results, while equity incentives motivate executives to increase stockholder value in the longer term. In determining the amount of the cash and equity incentives, the Compensation Committee considers each officer’s total compensation on both a short and long-term basis to assess the retention and incentive value of his or her overall compensation.
We manage equity compensation to provide competitive rewards that are commensurate with results delivered, while limiting dilution to stockholders. Our equity compensation includes stock options, time-based RSUs and performance-based RSUs. The majority of RSUs granted to senior executives vest only upon achievement of designated financial targets or upon achieving a specified shareholder return relative to similar companies. Stock options provide value to our executives only if Intuit’s stock price increases following the date of grant.
The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards, including options and RSUs, and any adjustments to base salary.
Specific Elements of Compensation
Compensation for all Named Executive Officers is a mix of the principal components summarized in the following table and described in greater detail below.

Component of Compensation	Primary Purpose

Base Salary	Provide the security of a competitive fixed cash payment for services rendered
Annual Bonus	Reward achievement of annual company financial performance and individual strategic and operational objectives
Stock Options (time-based vesting)	Retain and motivate executives to build stockholder value over the life of the option, since options deliver value only if Intuit’s stock price appreciates after grant
Restricted Stock Units (time-based vesting)	Retain executives and provide alignment with shareholders' interests during the vesting term
Restricted Stock Units (3-year performance goals)	Retain executives and reward achievement of 3-year revenue and operating income goals
Restricted Stock Units (3-year relative Total Shareholder Return)	Retain executives and reward them for performance of Intuit’s 3-year stock price relative to similar alternative investments

Base Salary
Intuit provides base salaries to all of its employees, including the Named Executive Officers, to provide them the security of a fixed cash payment for services rendered. In July 2011, the Compensation Committee reviewed the base salaries of our Named Executive Officers in the context of the benchmarking provided by FW Cook, the Compensation Committee’s independent compensation consultant, to determine whether the base salaries of any of our Named Executive Officers should be increased to remain competitive with our peer group and to ensure they reflect their roles and responsibilities, as further described under “Use of Competitive Data” on page 37.
Mr. Smith's Salary.  For fiscal 2011, Mr. Smith's salary was $950,000, which was at or near the market median for the peer group when it was established in July 2010. In July 2011, the Compensation Committee decided to increase Mr. Smith's base salary by 2.6% to $975,000. The Compensation Committee felt this increase was appropriate in light of Mr. Smith's outstanding performance, his tenure in the role and the Company's overall 3% budget for salary increases for U.S. employees. Based on his new base salary and new target bonus of 130% of base salary, FW Cook determined that Mr. Smith's resulting target cash compensation is consistent with the median of our peer group.
Mr. Williams' Salary.  For fiscal 2011, Mr. Williams' salary was $625,000 in recognition of the scope and complexity of his role and his strategic leadership with respect to Intuit's long-term goals when this salary was established in July 2010. In July 2011, the Compensation Committee decided to increase Mr. Williams' base salary by 8% to $675,000. This increase was based on the CEO's evaluation of Mr. Williams' outstanding performance, the Compensation Committee's recognition of Mr. Williams' strategic role as leader of Intuit's Corporate Strategy & Development function in addition to his traditional CFO responsibilities and the analysis of FW Cook regarding the increase in salaries of CFOs in Intuit's peer group.
Mr. Patel's Salary.   For fiscal 2011, Mr. Patel's salary was $700,000, based upon his role as the leader of the Company's largest business unit. His salary has not been adjusted since 2007.
Ms. Fennell's Salary.  For fiscal 2011, Ms. Fennell's salary was $475,000 based on her role as General Counsel and taking into account the market data for that role in our peer group as of July 2010. In July 2011, the Compensation Committee decided to increase Ms. Fennell's base salary by 6% to $505,000. This increase was based on the CEO's evaluation of Ms. Fennell's outstanding performance, the Compensation Committee's recognition of Ms. Fennell's success in leading Intuit's Security, Compliance and Risk functions, in addition to her General Counsel responsibilities, her leadership of critical Company-wide business priorities, and the analysis of FW Cook regarding the increase in salaries of General Counsels in Intuit's peer group.
Mr. Maurer's Salary.  For fiscal 2011, Mr. Maurer's salary was $515,000, which was at the market median for the peer group when it was established in July 2010. In July 2011, the Compensation Committee decided to increase Mr. Maurer's base salary by 14% to $585,000. This increase was based on the CEO's evaluation of Mr. Maurer's outstanding performance, the analysis from FW Cook regarding salaries for general managers of peer companies' business units, and the excellent results of the Consumer Tax business under his leadership.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual Company financial performance and individual strategic and operational objectives, which are expected to increase stockholder value. Each of Intuit’s Named Executive Officers has an annual bonus target that is a stated percentage of base salary, which is determined by the executive’s role within Intuit. The bonus targets were set by the Compensation Committee based on scope and significance of each executive’s leadership role at Intuit and, except for Mr. Smith's bonus target, remained unchanged from fiscal 2010. The target amounts are used as a guideline for the determination of cash bonuses, but actual bonus payments for fiscal 2011 were greater than these targets because of the delivery of strong results in fiscal 2011, as discussed below.
Cash bonuses for our Named Executive Officers were paid out under one of Intuit's two performance bonus plans: (1) the Senior Executive Incentive Plan (“SEIP”) or (2) the Intuit Performance Incentive Plan ("IPI"). The SEIP is a stockholder-approved plan designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Each year, the Compensation Committee sets a performance target which must be achieved in order for participants to receive a cash bonus under the SEIP. In the first quarter of fiscal 2011, the Compensation Committee established a Company GAAP operating income target of $500 million as the minimum performance hurdle for any Named Executive Officer to be eligible for a cash bonus under the SEIP. At the close of fiscal 2011, the Compensation Committee certified that Intuit had exceeded the operating income threshold and thus each participant in the SEIP was eligible to receive a cash bonus under that plan.
By contrast, the IPI is a broad-based discretionary cash bonus plan that is approved and funded on an annual basis by the Compensation Committee based on Intuit's performance. Unlike the SEIP, there is no specific performance hurdle that must be achieved for bonus payments to be made under the IPI. Historically, the Named Executive Officers identified in the previous year's proxy statement have participated in the SEIP, rather than the IPI. Mr. Smith, Mr. Williams, Mr. Patel and Mr. Maurer participated in the SEIP for fiscal 2011, while Ms. Fennell participated in the IPI, because she was not a Named Executive Officer in Intuit's last proxy statement.
Actual payout amounts under both plans are based on the Company and individual performance described in more detail below. Following certification of achievement of the SEIP target for purposes of Section 162(m), the Compensation Committee applied its discretion to determine the actual amount of each Named Executive Officer’s cash bonus. Each executive's bonus, whether paid under the SEIP or IPI, is divided into two components:

•	25% of each executive’s bonus was based on overall Company performance against specific revenue and operating income targets; and

•	75% of each executive’s bonus was based on individual performance, in the context of each executive’s business unit or functional group results.
The Compensation Committee used these percentages for all Intuit executives in order to tie annual cash bonus awards to both the overall Company performance and, to a greater degree, to the executive’s individual contribution to the strategic and operational performance of their business unit or functional group.
Company Performance Component
The Company component of the cash bonus for the Named Executive Officers is based on both Intuit’s revenue growth and non-GAAP operating income growth for fiscal 2011. Both measures are weighted equally because the Company believes that annual profitable growth sustained over time translates into durable value creation for shareholders, and that neither revenue growth nor operating income growth is more important than the other measure.
To determine the component of each Named Executive Officer's bonus based on overall Company performance, the Compensation Committee adopted the following matrix, which gives a baseline for the Company Performance Component bonus payments based on Intuit's achievement of revenue growth and non-GAAP operating income growth targets for fiscal 2011. Under the SEIP and the IPI, the Compensation Committee has discretion to adjust the actual Company Performance Component of the bonus up or down by 25 percentage points. In exercising its discretion, the Compensation Committee takes into account qualitative factors that measure management's success in building a stronger foundation for the future by improving outcomes for shareholders, employees and customers, while taking into account macro-economic conditions and the Company's performance relative to its peers.

Measure	Revenue Growth			Non-GAAP Operating Income Growth			Total

Weighting	50%		+	50%		=	100%

							Baseline
							Company
		Bonus		FY11	Bonus		Performance
	FY11	Payout		Operating	Payout		Component
	Revenue	as a Percent		Income	as a Percent		as a Percent
	Growth	of Target*		Growth	of Target*		of Target(1)
Maximum	17.10%	150.0%		22.00%	150.0%		150.00%
Target	11.50%	100.0%		15.00%	100.0%		100.00%
Actual	11.46%	99.8%		14.24%	98.4%		99.10%
	10.90%	97.0%		13.60%	97.0%		97.00%
Threshold	0%	0%		0%	0%		0%

______________________________________
* Linear interpolation between defined points.
(1) This represents a baseline for the Company Performance Component of the annual cash bonus. The Compensation Committee has discretion to adjust the actual Company Performance Component up or down by 25 percentage points. Any time the baseline Company Performance Component falls below 50% of target, the Compensation Committee has the discretion to approve payment of up to 50% of target.
Because the Company's revenue grew 11.46% and non-GAAP operating income grew 14.24%, the baseline Company Performance Component was calculated to be 99.1% of target. The Compensation Committee then consulted with the Chief Executive Officer and exercised its discretion to set the actual Company Performance Component at 110%. In exercising its discretion, the Compensation Committee determined that the executive officers had built a strong foundation for future growth by achieving the following outcomes for shareholders, employees and customers:

•	Increased employee engagement scores;

•	Significantly increased the Company's rank on Fortune magazine's “Great Place to Work” Survey;

•	Increased share in most of our product lines;

•	Improved customer satisfaction scores;

•	Exceeded expectations of financial analyst community; and

•	Increased stock price and achieved financial results above the peer median in a challenging economic environment.
Individual Performance Component
In addition to setting the Company Performance Component, the Compensation Committee established a separate range for the component of each Named Executive Officer’s cash bonus based on individual performance. Consistent with the Company’s general compensation practices, the Compensation Committee determined that employees who received an “outstanding” performance rating were eligible to receive an individual performance component of their bonus of at least 120% of target.
The actual payouts of this component to our Named Executive Officers were in the range of 140% to 180%, depending on the Compensation Committee’s subjective evaluation of each executive’s performance, which was based on the CEO's recommendations to the Compensation Committee for everyone except himself, as discussed below the following table.
The following table summarizes the inputs that were used in calculating the cash bonus paid to each of our Named Executive Officers. Actual bonus amounts were rounded immaterially in certain cases.

Executive	Base Salary	Bonus Target (%)		Bonus Target	Performance Components	Actual Payout Percentage for Each Component	Actual Cash Bonus Payment
Brad D. Smith	$950,000	120%	(1)	$1,140,000	Company (25%)	110%	$313,500
					Individual (75%)	180%	1,539,000
Total					Combined (100%)	163%	$1,852,500

R. Neil Williams	$625,000	75%		$468,750	Company (25%)	110%	$128,906
					Individual (75%)	140%	492,096
Total					Combined (100%)	132%	$621,002

Kiran M. Patel	$700,000	100%		$700,000	Company (25%)	110%	$192,500
					Individual (75%)	160%	840,504
Total					Combined (100%)	148%	$1,033,004

Laura A. Fennell	$475,000	60%		$285,000	Company (25%)	110%	$78,375
					Individual (75%)	150%	$320,625
Total					Combined (100%)	140%	$399,000

Daniel R. Maurer	$515,000	75%		$386,250	Company (25%)	110%	$106,219
					Individual (75%)	140%	405,782
Total					Combined (100%)	132%	$512,001
______________________________________

(1)	In July 2011, the Compensation Committee increased Mr. Smith's bonus target from 120% to 130% of salary for fiscal year 2012.

This target was increased because the 120% target was slightly below median for the peer group and the Company wanted to tie a greater percentage of Mr. Smith's total compensation to annual company performance.

Brad Smith’s Bonus.  In determining the component of Mr. Smith’s bonus related to his individual performance, the Compensation Committee considered his impact on one-year operational and longer-term strategic plans. In particular, the Compensation Committee determined that Mr. Smith had delivered outstanding performance on the following one-year operational goals which were established by the Compensation Committee early in fiscal 2011:

•	Revenue growth

•	Operating income growth

•	Leadership results

◦	Build durable advantage in operating infrastructure including a multi-year IT and technology roadmap

◦	Uphold high customer experience results as measured by customer satisfaction scores

◦	Talent management (hiring, retention and development, with specific focus on attracting and retaining technical talent)

◦	Maintain high employee satisfaction scores (as measured through annual survey and related actions) in challenging market

◦	Enhance the engineering culture by engaging and empowering technical talent to create great products

◦	Develop a collaborative management environment that empowers leaders
In assessing Mr. Smith’s performance of these one-year goals, the Compensation Committee noted that revenue grew 11% and non-GAAP operating income grew 14% year-over-year, and the Company continued to invest in growth opportunities, while maintaining a strong balance sheet in a tough economy. In addition, under Mr. Smith's leadership, the Company assessed and refined its capital allocation strategy, which resulted in the Company declaring a dividend for the first time while continuing to return cash to shareholders through its stock repurchase program. Under Mr. Smith’s leadership, Intuit also improved its customer satisfaction scores in its QuickBooks and TurboTax offerings. In addition, employee satisfaction scores remained at or near best-in-class levels, increasing three points over the prior year, and Mr. Smith continued to improve Intuit’s engineering culture by building momentum around Intuit’s culture of innovation. Throughout the year, Mr. Smith led a unified executive team that provided dynamic and collaborative leadership to the entire Company.
The Compensation Committee also determined that Mr. Smith had delivered outstanding progress toward the following longer-term goals which were established by the Compensation Committee early in fiscal 2011:

•	Long-term strategic plan for Intuit that accelerates our growth track

◦	Progress against 3-year plans for each major business unit

◦	Execute on strategic plan for growth

•	Multi-year leadership strategy and progress

◦	Management growth and succession plans; strong business leaders and pipeline; hiring and retention of key talent

◦	Trend for employee engagement results (annual survey and related actions); addressing any specific issues which arise

◦	Trend for customer experience results as measured by customer satisfaction scores
In assessing Mr. Smith’s performance and progress toward these long-term goals, the Compensation Committee determined that he continued to drive strong execution of the three-year strategic plan for each major business unit. The Compensation Committee also recognized that under Mr. Smith’s leadership, Intuit had made significant progress toward its strategic initiatives of driving growth in the core businesses, building adjacent businesses and entering new geographies, and accelerating Intuit’s transition to connected services. In particular, revenue from the Company’s software-as-a-service offerings grew faster than traditional desktop offerings, and all business units are offering mobile applications, the adoption of which continues to accelerate the Company's transition to connected services. Mr. Smith also defined expectations and skills required for all levels of leadership at Intuit and put in place new initiatives to assess and retain key engineering talent. As discussed above, he also built a strong foundation for long-term progress and leadership by improving employee satisfaction scores, which continue to be near best-in-class, and generating improvements in customer satisfaction scores in several key businesses.
The Compensation Committee evaluated Mr. Smith’s performance based on his achievement of these short-term and long-term goals and, after consulting with the Board without Mr. Smith present, determined that his overall performance rating was outstanding. In consideration of this rating, the Compensation Committee applied its judgment to determine that the component of Mr. Smith’s bonus related to individual performance would be paid at 180% of target. In determining this component of Mr. Smith’s bonus, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting his bonus.
The Compensation Committee also determined the individual performance component of cash bonuses for our other Named Executive Officers, based on each executive’s leadership and progress toward one-year operational and longer-term strategic plans. In evaluating executives and determining each of their overall performance ratings, the Compensation Committee considered: (1) the performance evaluation and pay recommendations made by the Chief Executive Officer, which took into account the performance of each executive’s business unit or functional group, and (2) the scope and degree of difficulty of the executive’s responsibilities. The Compensation Committee gives considerable weight to the evaluation provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer's performance and contribution. As with Mr. Smith's bonus, in determining the payouts of the individual performance component, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting the bonuses.
Neil Williams’ Bonus.  Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Mr. Williams had outstanding performance for fiscal 2011. Under his leadership, Intuit’s finance team partnered with our business units to achieve excellent results. Mr. Williams led the assessment and refinement of the Company's capital allocation strategy, which resulted in the Company declaring a dividend for the first time while continuing its stock repurchase program. He also continued to execute on a multi-year effort to reduce spending and transform the finance organization to improve its efficiency and effectiveness and build a solid foundation for the future. Based on its review, the Compensation Committee determined that the individual performance component of Mr. Williams’ bonus would be paid out at 140% of target.
Kiran Patel’s Bonus.  Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Mr. Patel had outstanding performance in his role in leading and driving growth in Intuit’s largest business unit during the year. Mr. Patel’s leadership of the Small Business Group enabled that business to deliver 12% revenue growth year-over-year. The group grew its customer base and gained share in its key categories, grew average revenue per customer in the QuickBooks and Payroll businesses, while delivering on a clear strategy towards more online and subscription-based customers. Based on this assessment, the Compensation Committee determined that the individual performance component of Mr. Patel’s bonus would be paid out at 160% of target.
Laura Fennell's Bonus. Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Ms. Fennell had outstanding performance in her role in leading the Legal, Compliance and Policy organization, which includes the Company's legal, privacy, information security and government affairs organizations. Ms. Fennell not only achieved excellent results in her own organization, including strengthening the Company's information security organization and expanding the focus of the government affairs group, but she also led a cross-functional executive team that accelerated the Company's progress toward its goals of achieving high availability of the Company's online services and improving reliability for customers. Based on this assessment, the Compensation Committee determined that the individual performance component of Ms. Fennell's bonus would be paid out at 150% of target.
Daniel Maurer’s Bonus.  Based on the recommendation provided by the Chief Executive Officer, the Compensation Committee determined that Mr. Maurer had outstanding performance for fiscal 2011, based on his role in leading Intuit’s Consumer Tax business. Mr. Maurer’s leadership helped prepare that business for a successful tax season, including growth in the TurboTax customer base, increased share within the category and improved revenue per customer filing. Under Mr. Maurer’s leadership, the Consumer Tax business delivered 13% revenue growth, above the Company average, and grew total federal TurboTax units by 12%. Based on this assessment, the Compensation Committee determined that the individual performance component of Mr. Maurer’s bonus would be paid out at 140% of target.
Equity Incentives
Stock options and RSUs are a critical component of Intuit’s efforts to attract and retain executive officers and other employees. A majority of the equity granted to our Named Executive Officers is in the form of performance-based RSUs, determined both by grant date fair value and actual number of shares subject to the awards. To a lesser degree, Intuit grants time-based stock options and RSUs in order to provide a long-term incentive for executives to remain with Intuit.
RSUs also provide a long-term incentive for executives to remain with Intuit as they receive no value unless they remain with the Company, but because they do not have an exercise price, RSUs can provide some amount of value to recipients regardless of Intuit’s stock price.
Stock Option and RSU Grants for Fiscal 2011
In fiscal 2011, as in fiscal 2010, the Compensation Committee determined that the majority of the equity award value granted to each Named Executive Officer would be in the form of performance-based equity awards. The Company retained the weighting of performance-contingent awards for Named Executive Officers at 70% of their total long-term incentive to ensure that the majority of equity awards are earned for performance rather than continued employment. The performance hurdles associated with the awards relate to three-year operating performance and three-year relative total shareholder return (“TSR”) as discussed further below. The time-based portion of the equity grants remains at 30% of the total long-term incentive to provide modest potential to earn awards that align with shareholder return. The Compensation Committee still views these awards as providing pay for performance since the award values are tied directly to Intuit’s stock price.
The table below shows the overall mix of equity awards, as well as the four individual types of awards, which are (1) time-based options (15% of total long-term incentive value); (2) time-based RSUs (15% of total long-term incentive value), which also include a minimum one-year GAAP operating income performance hurdle, as discussed above; (3) performance-contingent RSUs dependent on achieving three-year GAAP operating income growth and three-year revenue growth goals (35% of total long-term incentive value); and (4) performance-contingent RSUs dependent on relative TSR compared to a peer group (35% of total long-term incentive value). The table is based on a hypothetical total equity award value of $1 million.
Allocation of Hypothetical $1,000,000 Equity Award

		Value at Target

30%	50% Options (15% of Total)	$150,000	Value based on FASB ASC 718 expense
Time
Vested	50% RSUs (15% of Total)	$150,000	100% fair market value at grant

70%	50% 3-Year Operating Perf RSUs (35% of Total)	$350,000	100% fair market value at grant
Performance
Vested	50% Relative 3-Year TSR RSUs (35% of Total)	$350,000	Grant date fair value estimated using Monte Carlo model
Time-Based Awards (30% of Total Long-term Incentive)
Only 30% of the value of the long-term equity awards is time-based, and of this time-based value, 50% was granted in the form of stock options and 50% in the form of RSUs. The 50% in stock options is provided to reward increases in stock price. In fact, the Company views time-based options as a performance based incentive because the executive only realizes value as the stock price increases. The rationale for the portion granted as time-vested RSUs is to provide retention through potential short-term market volatility. RSUs also provide a link to shareholders’ interests because their value fluctuates with stock price. While the vesting of these RSUs is primarily time-based, the Company must achieve a one-year GAAP operating income hurdle for fiscal 2012 before these RSUs will begin to vest to allow such awards to qualify under Section 162(m) of the Internal Revenue Code.
Performance-Based Awards (70% of Total Long-term Incentive)
For fiscal 2011, 70% of the value of the long-term equity awards is performance-based, with half contingent on Intuit’s achievement of three-year operating performance goals and half based on Intuit’s relative three-year TSR compared to a pre-established peer group. The reason for dividing the contingent award in this way is to balance achievement of key internal operational goals, which are expected to increase shareholder value, with measurement of actual shareholder return relative to a group of similar investments. The Company believes that this focuses Named Executive Officers on both long-term internal operating performance, which the Company believes is largely within management’s control, and on long-term shareholder return, which is the goal of sustained multi-year profitable growth and ultimately reflects our shareholders’ perception of our performance.
Vesting of Awards
The Named Executive Officers’ stock options (other than those of Mr. Smith) vest over three years, with 33.333% of the shares vesting after one year and 2.778% of the shares vesting each month thereafter. The time-based RSUs granted to our Named Executive Officers (other than Mr. Smith) also vest over three years, with one-third of the shares vesting in July of each year beginning in 2011. With regard to performance-based RSUs, all the Named Executive Officers have the same performance hurdles. Upon achievement of those hurdles, the Named Executive Officers’ performance-based RSUs (other than those of Mr. Smith) vest 100% after three years. The vesting terms of Mr. Smith’s equity awards differ from those of the other Named Executive Officers, because of the Compensation Committee’s desire to tie the Chief Executive Officer’s compensation more closely to Intuit’s performance for a longer period of time. Specifically, the stock options and time-based RSUs granted to Mr. Smith vest over five years, with 50% vesting after three years and 50% after five years, and Mr. Smith’s performance-based RSUs vesting 50% after three years and 50% after five years.
Clawback Provisions for Performance-based RSUs
Under the terms and conditions of the operating performance RSUs granted in July 2011, in the event that the Company must restate its financial results and the restatement decreases the level of vesting achieved under those performance-based RSUs, each Named Executive Officer must return to the Company an amount in cash or equivalent value in shares equal to the value of shares that would not have vested based on the restated financial results.
Equity Grant Eligibility
The sole factor used by the Compensation Committee in determining whether an executive was eligible to receive any stock options and RSUs was each executive’s performance rating, which was based on the factors described under “Annual Cash Bonuses” above. In order to be eligible to receive stock options and RSUs, an executive had to have a performance rating of “Strong” or “Outstanding.” Based on their fiscal 2011 performance ratings of “Outstanding,” all of the Named Executive Officers were eligible to receive stock options and RSUs.
Determination of Equity Grant Value
The Compensation Committee refers to an executive's annual performance rating (for example, “outstanding” or “strong”) as a reference point in determining the size of an executive's overall equity awards. For any given role, a rating of “outstanding” will generally result in a larger equity grant than for any other rating. In setting specific awards for our Named Executive Officers, the Committee exercises its judgment and discretion.
The value of equity granted to Mr. Smith for fiscal 2011 has a target value of $10,000,000 and reflects the portfolio mix of 70% performance-based awards and 30% time-based awards. In determining these awards, the Compensation Committee reviewed data provided by FW Cook, in addition to the Compensation Committee's own subjective assessment of Mr. Smith's outstanding performance. The value of this equity, together with Mr. Smith's new base salary and target bonus yields target total direct compensation between the median and 75th percentile of Chief Executive Officers within Intuit's peer group. The Compensation Committee determined this was appropriate considering Mr. Smith's outstanding performance and tenure in his role.
To determine the size of the equity awards for Mr. Williams, Mr. Patel, Ms. Fennell and Mr. Maurer, the Compensation Committee used data provided by FW Cook which estimated the range of grant values provided to executives in comparable positions at companies within Intuit's peer group. Then, the Compensation Committee considered each of the recommendations of the Chief Executive Officer in order to determine where within the applicable range each executive's equity grant value would fall. The Compensation Committee gives considerable weight to the recommendations provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer's performance and contribution. Due to the broad scope and complexity of Mr. Williams' role as Chief Financial Officer and his outstanding performance rating, he received equity value of $3,100,000. Based on the size and scope of Mr. Patel's role as the leader of Intuit's largest business unit and his outstanding performance rating, he received equity value of $3,400,000. Ms. Fennell received equity valued at $1,400,000, reflecting her outstanding performance rating and the scope of her responsibilities as General Counsel and as a leader of the Intuit-wide initiative to improve availability and resiliency of Intuit's connected services, as well as her leadership on critical information security and government relations priorities. Mr. Maurer received equity valued at $3,100,000, due to his outstanding performance and stewardship of Intuit's Consumer Group, its second largest business unit.
The following table sets forth the actual total equity grant value awarded to each Named Executive Officer for fiscal 2011 and the target number of performance-based RSUs, time-based RSUs and stock options granted to each of our Named Executive Officers in connection with the fiscal 2011 performance and compensation review process. As noted above, the Compensation Committee wanted more than 50% of the value and more than 50% of the number of shares underlying the Named Executive Officers’ equity awards to be contingent on performance. These values were estimated using data available to the Compensation Committee on July 12, 2011.  They do not match exactly the grant date fair values presented in the Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account (i) the price of Intuit's common stock on the July 20, 2011 grant date and (ii) the valuation impact of the cash dividend announced by Intuit in

August 2011.

		Performance-Based Awards		Time-Based Awards
		Target # of RSUs		# of RSUs
		Operating	Relative
		Performance	TSR
	Value-Based Equity	RSUs	RSUs	RSUs	Stock Options
Name	Guideline	(35% of value)	(35% of value)	(15% of value)	(15% of value)
Brad D. Smith	$10,000,000	69,638	76,526	29,845	110,496
R. Neil Williams	$3,100,000	21,588	23,723	9,252	34,254
Kiran M. Patel	$3,400,000	23,677	26,019	10,148	37,569
Laura A. Fennell	$1,400,000	9,750	10,714	4,179	15,470
Daniel R. Maurer	$3,100,000	21,588	23,723	9,252	34,254
Operating Performance RSUs
The performance-based RSUs earned for achieving three-year operating goals (the “Operating Performance RSUs”) depend on the compounded annual growth rate (“CAGR”) of Intuit’s revenue and GAAP operating income between fiscal 2011 and fiscal 2014. Revenue growth and GAAP operating income growth are equally weighted because the Company believes that sustained profitable growth over three years will create shareholder value, and that neither revenue growth nor operating income growth is more important than the other measure. The Compensation Committee determined that GAAP operating income growth would be the best measure of operating performance and would correlate well with shareholder value creation over time.
Each Named Executive Officer was awarded Operating Performance RSUs based on a “target” number of stock units that can be earned for achieving the operating growth goals. The actual RSU payouts may be as low as 0% of target if there is no growth over three years, and may be as high as 160% of target if the goals are exceeded, as described in the table below.

	Revenue Growth (CAGR)			GAAP Op Income Growth (CAGR)			Total (2)
	50%		+	50%		=	100%

Measure Weighting	Percent of Target Achieved	Payout as a Percent of Target(1)	+	Percent of Target Achieved	Payout as a Percent of Target(1)	=	Payout as a Percent of Target
Maximum	120%	160%		120%	160%		160%
Target	100%	100%		100%	100%		100%
	90%	97%		90%	97%		97%
	80%	93%		80%	93%		93%
Threshold	0%	0%		0%	0%		0%

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(1)	Linear interpolation between defined points, including between 0 - 80%.

(2)
Total Column is an example only, which illustrates the potential percentage of Operating Performance RSUs vesting based on achieving comparable levels of revenue growth and GAAP operating income growth.

Relative Total Shareholder Return RSUs
The relative total shareholder return RSUs ("Relative TSR RSUs") may be earned based on Intuit’s relative TSR over a three-year period beginning August 1, 2011 compared to 39 other size- and industry-relevant companies, which were identified using objective selection criteria. The peer companies reflect all U.S.-based public companies within Intuit's General Industry Classification Standard (“GICS”) code that have market capitalization and revenue between 0.2x and 5x Intuit’s size, plus H&R Block, which is a direct, size-relevant competitor (the “TSR Peers”). The TSR Peers are different from the Company's peer group used for compensation decisions, as discussed in further detail below. The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s three-year return compared to similar companies in which an Intuit shareholder might reasonably be expected to invest (as opposed to the Company's peer group that reflects companies with which we compete for talent). In general, the shareholder return of both Intuit and the TSR Peers is measured using a thirty-day average at the start and the end of the performance period. This is to reduce the effect of daily stock market volatility on the starting and ending measurement points. There is a “target” payout, which is earned when Intuit’s performance is at the 60th percentile of the peers. These payouts may be as high as 160% of target if Intuit’s TSR reaches the 100th percentile of the TSR Peers and may be as low as 0% of target if performance is at the 30th percentile of the TSR Peers. The payouts are capped at 100% of target in the event that Intuit’s relative TSR is above the 60th percentile of the TSR Peers, but absolute TSR is negative over the three-year performance period. The table below describes the percent of target that may be earned under these awards based on relative TSR:

	3-Year TSR Percentile Rank(1)	Shares Earned as a Percent of Target(2)
Maximum	100	160%
Target	60	100%
Threshhold	30	0%

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(1)	Linear interpolation between defined points.

(2)	Payouts capped at 100% if absolute 3-year TSR is negative.

The 39 Relative TSR Peers are set forth below:

Relative TSR Peer Companies
Activision Blizzard, Inc.	Equinix, Inc.	Red Hat
Adobe Systems Incorporated	Fidelity National Info Services, Inc.	SAIC, Inc.
Akamai Technologies, Inc.	Fiserv, Inc.	Salesforce.com, Inc.
Alliance Data Systems Corporation	Gartner, Inc.	Symantec Corporation
Autodesk, Inc.	Genpact Limited Common Stock	Synopsys, Inc.
Automatic Data Processing, Inc.	Global Payments Inc.	Teradata
BMC Software, Inc.	H&R Block, Inc.	Tibco Software
CA, Inc.	Mastercard Incorporated	Total System Services, Inc.
Citrix Systems, Inc.	MICROS Systems, Inc.	Verifone Systems
Cognizant Technology Solutions	Nuance Communications, Inc.	Visa, Inc.
Computer Sciences Corporation	Open Text	VMware, Inc.
eBay, Inc.	Paychex, Inc.	The Western Union Company
Electronic Arts, Inc.	Rackspace Hosting	Yahoo! Inc.

Achievement of Performance Hurdle for July 2010 Time-Based RSU Awards
In July 2010, as part of Intuit's annual performance and compensation review process for our last fiscal year ended July 31, 2010, the Compensation Committee approved the grant of time-based RSUs, subject to a performance hurdle, to each Named Executive Officer. These grants represented approximately 15% of the value of all equity awards granted to our Named Executive Officers for fiscal 2010 and were described in more detail in our proxy statement for our annual meeting of stockholders held on January 19, 2011. At the time of grant, the Compensation Committee established a one-year GAAP operating income hurdle of $500 million that Intuit was required to achieve in order for the awards to begin vesting. This hurdle qualifies for deductibility under Section 162(m) of the Internal Revenue Code. Intuit's GAAP operating income for the fiscal year ended July 31, 2011 was $1.0 billion, which exceeded the hurdle. As a result, the RSUs granted to Mr. Smith will vest as to 50% of the underlying shares on each of July 1, 2013 and July 1, 2015 and the RSUs granted to the other Named Executive Officers vest as to 33-1/3 % of the shares on each of July 1, 2011, July 1, 2012 and July 1, 2013. The number of these RSUs granted in July 2010 to each of the Named Executive Officers was: Mr. Smith - 27,940 shares; Mr. Williams - 8,220 shares; Mr. Patel - 13,970 shares; Ms. Fennell - 5,340 shares; and Mr. Maurer - 8,220 shares.

Use of Competitive Data
In fiscal 2011, as in prior years, the Compensation Committee engaged its independent compensation consultant to provide a comprehensive market study of compensation paid to Mr. Smith and the other Named Executive Officers. The Compensation Committee’s objectives in using this market study were:
1. To confirm that our peer group is relevant and includes:
a. companies with which we compete for executive talent
b. companies of similar scope and complexity
c. companies of similar size, measured by revenue and market capitalization
d. companies with similar business lines
2. To evaluate how our compensation compares to other companies using similar compensation models (including a mix of cash, equity and short and long-term incentives).
3. To create a sufficiently lengthy list of peers to ensure a degree of continuity year-over-year to avoid statistical distortion and allow for transparency for stockholders.

Using these objectives, FW Cook recommended the following criteria for selecting the fiscal 2011 peer group:

Criteria for Fiscal 2011 Peer Group	Definitions
Relevant Business Lines	All are in GICS code 4510 (software and services), except for H&R Block.
Comparable Pay Models	All members of peer group use mix of base salary, annual cash awards and some form of equity grant to executives.
Size	All members of peer group are between 1/3 and 3 times Intuit’s size in terms of revenue and market capitalization.
Year-over-Year Continuity
Only two companies were added to the list this year (Teradata and SAIC), both of which meet the criteria and objectives described above. Five companies were removed from last year's peer list — two due to acquisition (McAfee and Sybase) and the others because they no longer meet the size criteria (Global Payments, Synopsys and Verisign).

FW Cook reviewed this data with the Compensation Committee. The following companies make up the peer group for which FW Cook provided compensation data:

Activision Blizzard, Inc.	H&R Block, Inc.
Adobe Systems, Inc.	Mastercard Incorporated
Autodesk, Inc.	Paychex, Inc.
Automatic Data Processing, Inc.	SAIC, Inc.
BMC Software, Inc.	Salesforce.com, Inc.
CA, Inc.	Symantec Corporation
Citrix Systems, Inc.	Teradata
Cognizant Technology Solutions Corporation	VMware, Inc.
eBay, Inc.	The Western Union Company
Electronic Arts, Inc.	Yahoo! Inc.
Fiserv, Inc.

The Company used the market data from these companies as a reference point in determining whether each executive’s compensation level properly reflects the executive’s role and scope of responsibilities relative to Intuit’s peers. The Company reviewed Intuit’s executive compensation programs and practices, and analyzed each Named Executive Officer’s base pay, recommended cash bonus and equity awards. According to the competitive data reviewed, Intuit’s base pay, cash bonuses and long-term incentives for our Named Executive Officers were competitive with the market.
Intuit’s Management Stock Purchase Program
As a method of encouraging ownership of Intuit’s stock by executives, Intuit maintains the Management Stock Purchase Program (“MSPP”). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is converted into deferred stock units based on the fair market value of Intuit’s stock on the date the bonus is awarded. These stock units are fully vested on the grant date, but are not issued in the form of shares until the earlier of the third anniversary of the grant date or the termination of employment with Intuit. Intuit also grants the employee an additional RSU for every RSU purchased through this deferral, up to set maximums, as set-forth below:

Executive Level	Maximum Number of Matching RSUs
Director	300 RSUs
Vice President	750 RSUs
Executive and Senior Vice President	1,500 RSUs
Chief Executive Officer	3,000 RSUs

These matching RSUs vest as to 100% of the shares three years after the grant date, or on the recipient’s death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.
Employee Benefits
Each of our employees with a title of director or above (including the Named Executive Officers and employee directors) is eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. As described in more detail above, the MSPP encourages eligible employees to own Intuit stock. Intuit’s perquisites and benefits for Named Executive Officers in fiscal 2011 include 401(k) plan matching contributions that were consistent with the match provided to all employees, Long-Term Disability Plan premiums, and relocation and commuting benefits. Intuit does not offer a defined benefit pension plan.
Termination Benefits
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control” on page 51, the Company has agreed to provide severance payments and accelerated vesting of equity awards to our Named Executive Officers if their employment is terminated under specific circumstances. The Company agreed to provide these benefits in each Named Executive Officer’s negotiated employment agreement and/or pursuant to the Company’s benefit plans, as consideration for the executive’s agreement to provide services as an employee. Intuit does not provide excise tax "gross-up" protection in the event that a change in control severance payment is considered an excess parachute payment under U.S. tax laws.
Role of Executive Officers, the Board and Compensation Consultants in Compensation Determinations
The Compensation Committee received support from Intuit’s Human Resources Department in analyzing and establishing Intuit’s compensation programs for fiscal 2011. Members of Intuit's management and staff attend meetings of the Compensation Committee, including the Senior Vice President of Human Resources, the Vice President of Compensation, and an Intuit attorney. Mr. Campbell, the Chairman of the Board, regularly participated in Compensation Committee meetings, providing input on organizational structure and succession planning and executive development. Mr. Williams, our Chief Financial Officer, has provided the Compensation Committee an analysis of Intuit's financial performance, the financial impact of various types of equity awards and proposed performance hurdles for equity incentives. Mr. Smith, our Chief Executive Officer, has provided recommendations to the Compensation Committee regarding the cash and equity compensation of his executive staff (including Mr. Williams, Mr. Patel, Ms. Fennell and Mr. Maurer), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth. Mr. Smith also provided a self-review to the Compensation Committee to aid their evaluation of his performance. In making compensation decisions, the Compensation Committee also has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and, as noted above, has engaged FW Cook. For this purpose, FW Cook attended several meetings of the

Compensation Committee, responding to committee members’ inquiries and refining their analysis based on these questions.
The Compensation Committee determines the compensation for Mr. Smith after conferring with the Board, without Mr. Smith present. In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considered Mr. Smith’s recommendations. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers including the Chief Executive Officer. The Compensation Committee holds individual meetings with members of Mr. Smith’s executive staff on an annual basis to discuss organizational development and leadership strategy. The Compensation Committee also interacts frequently with members of the executive staff to discuss their business unit or functional group activities.
Use of Compensation Consultants
As discussed above, the Compensation Committee retains its own consultant, FW Cook, to analyze market data and provide compensation advice to the committee, particularly on Chief Executive Officer and executive compensation. FW Cook does not provide any services to Intuit other than the services provided to the Compensation Committee.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to the one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives (other than the Chief Financial Officer) whose compensation is detailed in the “Summary Compensation Table” on page 41 is not tax deductible to Intuit unless certain requirements are met. The $1,000,000 limit does not apply to compensation that is considered “performance-based” under applicable tax rules. Intuit has taken steps to see that most of the executive compensation paid under its incentive programs, including the stockholder approved SEIP and performance-based RSUs, is tax deductible. We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. Accordingly, Intuit has not adopted a policy that all compensation must qualify as deductible under Section 162(m) and, while Intuit strives to award executive compensation that meets the deductibility requirements, Intuit may enter into compensation arrangements under which payments are not deductible under Section 162(m).
Stock Ownership
Intuit has a mandatory share ownership program that applies to senior vice presidents, the Chief Executive Officer and members of the Board. This program requires our executives and Board members to hold at least the number of shares indicated in the table below:

	Stock Ownership Requirement (through January 19, 2012)			Stock Ownership Requirement (after January 19, 2012)
Role	Minimum Ownership Requirement	Value of Shares (Assuming $45/share Stock Price) under Current Program	Multiple of Base Salary (Assuming $45/share Stock Price) under Current Program	Minimum Ownership Requirement
Chief Executive Officer	100,000 shares	$4,500,000	4.7x	6x base salary
Executive Vice President or Senior Vice President with base salary of $500,000 or more	15,000 shares	$675,000	1.0x to 1.4x	1.5x base salary
Senior Vice President with base salary of less than $500,000	10,000 shares	$450,000	1.1x to 0.9x	1.5x base salary
Board members	10,000 shares	$450,000	15x standard Board retainer of $30,000	5x standard annual Board retainer ($300,000)

All individuals subject to these existing requirements are currently in compliance. The new ownership guidelines will become effective immediately following the Meeting. All individuals must comply with the new guidelines within five years after the date the individual is appointed to a position subject to the guidelines, or July 2016, whichever is later. Unvested RSUs held by an executive officer or a Board member are counted as shares when determining the number of shares owned.

Intuit's Policy Regarding Derivatives, Short Sales and Hedging

Intuit's policy prohibits directors, executive officers and other employees from trading in derivative securities of Intuit's common stock, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities.
Intuit’s Equity Granting Policy
Stock options and RSUs may be granted by either the Compensation Committee or, pursuant to the terms of its Charter, by its delegates, the Chief Executive Officer and the Senior Vice President of Human Resources. These individuals, acting independently, each have authority to grant stock options and RSUs to employees below the level of Vice President, up to the number of shares per individual specified by the Compensation Committee. The Chief Executive Officer and the Senior Vice President of Human Resources, acting jointly, may grant such awards to employees at the level of Vice President, up to the number of shares per individual specified by the Compensation Committee, provided such employees do not report to the Chief Executive Officer or to a committee of the Board. Equity grants made to Senior Vice Presidents or above, to individuals who report to the Chief Executive Officer or to a committee of the Board, or to individuals who receive amounts above the stated share limit per individual must be approved by the Compensation Committee.
Timing of Grants.  Equity awards are typically granted on regularly scheduled grant dates on the seventh business day of each month. Exceptions to this practice are specifically approved by the Compensation Committee. The Chief Executive Officer and Senior Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. As part of Intuit's annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit's July 31 fiscal year-end. In fiscal 2009, however, the Compensation Committee issued the annual option and RSU grants in early August 2009, shortly after the end of fiscal year 2009. As a result, the fiscal year 2010 information in the “Summary Compensation Table” on page 41 includes not only the value of equity awards granted in recognition of fiscal year 2010 performance, but also the value of awards for fiscal year 2009 performance, which were granted in the first two weeks of fiscal 2010.
Option Exercise Price.  The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows compensation earned during fiscal 2011 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for fiscal 2011. We call these individuals our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation($)		Total ($)
Brad D. Smith	2011	950,000	—		7,514,292	1,303,378	1,852,500	(4)	12,819	(5)	11,632,989
President and Chief	2010	800,000	—		8,481,403	3,100,886	1,428,000		61,502		13,871,791
Executive Officer	2009	800,000	—		2,018,130	—	828,000		65,418		3,711,548

R. Neil Williams	2011	625,000	—		2,372,879	339,724	621,002	(4)	14,725	(5)	3,973,330
Senior Vice President and	2010	600,400	200,000		2,563,352	885,286	600,000		14,725		4,863,763
Chief Financial Officer	2009	600,000	200,000		503,370	—	388,000		16,994		1,708,364

Kiran M. Patel	2011	700,000	—		2,623,398	372,602	1,033,004		14,986	(5)	4,743,990
Executive Vice President	2010	700,000	—		3,902,471	1,280,044	1,025,000		115,349		7,022,864
and General Manager,	2009	700,000	—		3,818,990	—	550,000		444,696		5,513,686
Small Business Group

Laura A. Fennell	2011	475,000	399,000	(4)	1,108,972	153,428	—		16,780	(5)	2,153,180
Senior Vice President
and General Counsel

Daniel R. Maurer	2011	515,000	—		2,397,810	339,724	512,001	(4)	13,751	(5)	3,778,286
Senior Vice President	2010	475,000	—		2,222,545	599,025	545,000		13,751		3,855,321
and General Manager,
Consumer Group

_______________________________________

(1)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 26 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2011.” In addition to annual stock awards, the amounts above include the fair value of RSUs which Intuit granted in August 2010 to match RSUs which certain Named Executive Officers purchased with amounts deferred from their fiscal 2010 bonuses under the MSPP. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For each of the RSU awards granted prior to July 2011, the grant date fair value of these awards is calculated using the closing price of Intuit’s common stock on the date of grant. In July 2011 we determined that it was probable that we would pay cash dividends in the future. Since RSU holders are not entitled to dividends, starting in July 2011 we began adjusting the fair value of equity awards to take into account the present value of the dividends expected to be paid on the shares during the vesting period, discounted at the appropriate risk-free interest rate, in accordance with Topic 718. For any awards that are subject to performance conditions, the grant date fair value is based upon the probable outcome of such conditions. The "Grants of Plan-Based Awards in Fiscal Year 2011" table also describes the value of such performance based awards assuming that the highest level of performance conditions is achieved. Amounts listed for fiscal 2010 include the grant date fair value of awards made in both (i) August 2009 (shortly after the beginning of fiscal 2010) in recognition of performance for fiscal 2009, and (ii) July 2010 (shortly before the end of fiscal 2010) in recognition of performance for fiscal 2010.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 26 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2011.” Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For information on the valuation assumptions with respect to stock option grants and for a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011. Amounts listed for fiscal 2010 include the grant date fair value of option awards made in both (i) August 2009 (shortly after the beginning of fiscal 2010) in recognition of performance for fiscal 2009, and (ii) July 2010 (shortly before the end of fiscal 2010) in recognition of performance for fiscal 2010.

(3)
These amounts represent the amounts earned for performance under Intuit’s SEIP during the applicable fiscal year. The SEIP is described in more detail in the “Compensation Discussion and Analysis” beginning on page 26.

(4)
The amount includes a deferral of the amounts set forth in the table below at the recipients’ election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of their annual SEIP or IPI award to purchase RSUs under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased RSUs with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail on page 38.

	Fiscal 2011
Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
Brad D. Smith	185,207	4,243
R. Neil Williams	62,070	1,422
Laura A. Fennell	59,844	1,371
Daniel R. Maurer	76,780	1,759

(5)	The amount includes the items of other compensation set forth in the table below.

Name	401(k) Matching Contributions ($)	Executive Long-Term Disability Plan Premiums ($)
Brad D. Smith	10,000	2,819
R. Neil Williams	10,000	4,725
Kiran M. Patel	10,000	4,986
Laura A. Fennell	13,548	3,232
Daniel R. Maurer	10,000	3,751

Grants of Plan-Based Awards in Fiscal Year 2011
The following table provides information about performance-based and time-based RSUs granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2011 and cash awards for which the Named Executive Officers were eligible in fiscal 2011 under our cash incentive plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Target ($)	Maximum ($)		Target (#)	Maximum (#)	Shares (#)	Target ($)		Maximum ($)
Brad D. Smith	8/20/2010				—	—	3,000	133,800	(4)	133,800
	7/20/2011				29,845	29,845	—	1,344,219	(5)	1,344,219
	7/20/2011				69,638	111,421	—	3,122,568	(6)	4,996,118
	7/20/2011				76,526	122,441	—	2,913,705	(7)	2,913,705
		1,140,000	5,000,000	(3)	—	—	—	—		—
								7,514,292		9,387,842

R. Neil Williams	8/20/2010				—	—	941	41,969	(4)	41,969
	7/20/2011				9,252	9,252	—	431,236	(8)	431,236
	7/20/2011				21,588	34,541	—	985,492	(9)	1,576,797
	7/20/2011				23,723	37,957	—	914,182	(10)	914,182
		468,750	5,000,000	(3)	—	—	—	—		—
								2,372,879		2,964,184

Kiran M. Patel	8/20/2010				—	—	1,500	66,900	(4)	66,900
	7/20/2011				10,148	10,148	—	472,998	(8)	472,998
	7/20/2011				23,677	37,884	—	1,080,855	(9)	1,729,405
	7/20/2011				26,019	41,630	—	1,002,645	(10)	1,002,645
		700,000	5,000,000	(3)	—	—	—	—		—
								2,623,398		3,271,948

Laura A. Fennell	8/20/2010				—	—	1,261	56,241	(4)	56,241
	7/20/2011				4,179	4,179	—	194,783	(8)	194,783
	7/20/2011				9,750	15,599	—	445,088	(9)	712,094
	7/20/2011				10,714	17,142	—	412,860	(10)	412,860
								1,108,972		1,375,978

Daniel R. Maurer	8/20/2010				—	—	1,500	66,900	(4)	66,900
	7/20/2011				9,252	9,252	—	431,236	(8)	431,236
	7/20/2011				21,588	34,541	—	985,492	(9)	1,576,797
	7/20/2011				23,723	37,957	—	914,182	(10)	914,182
		386,250	5,000,000	(3)	—	—	—	—		—
								2,397,810		2,989,115

_______________________________________

(1)	Awards made pursuant to Intuit’s 2005 Equity Incentive Plan.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For the awards which are subject to performance-based conditions as described in the footnotes below, the amounts shown in the “Target” column reflect estimates of the probable outcomes of the performance conditions judged as of the time of issuance. These are the amounts reflected in the “Summary Compensation Table.” The amounts shown in the “Maximum” column assume the highest level of performance would be achieved with respect to the performance conditions.

(3)
Represents awards granted under the SEIP in fiscal year 2011 that could be earned based on performance in fiscal year 2011. These columns show the awards that were possible at the Target and Maximum levels of performance.

(4)	Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(5)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 50% of the shares on July 1, 2014 and 50% of the shares on July 1, 2016.

(6)
Depending upon the degree of Intuit’s achievement of certain three-year revenue and operating income performance goals (the “Operating Performance Goals”), these RSUs will vest as to 50% of the earned shares on September 1, 2014 and 50% of the earned shares on September 1, 2016.

(7)
Depending on Intuit’s relative total shareholder return for the three-year period ending July 31, 2014 compared to a pre-established peer group (the “TSR Goals”), these RSUs will vest as to 50% of the earned shares on September 1, 2014 and 50% of the earned shares on September 1, 2016.

(8)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs vest as to 33 1/3% of the shares on each of July 1, 2012, July 1, 2013 and July 1, 2014.

(9)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned potion of these RSUs will vest on September 1, 2014.

(10)	Depending upon Intuit’s achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2014.

The following table provides information about stock options granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2011.

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options ($/sh)	Grant Date Fair Value of Option Awards ($)(1)
Brad D. Smith	7/20/2011	(2)	110,496	47.79	1,303,378
R. Neil Williams	7/20/2011	(3)	34,254	47.79	339,724
Kiran M. Patel	7/20/2011	(3)	37,569	47.79	372,602
Laura A. Fennell	7/20/2011	(3)	15,470	47.79	153,428
Daniel R. Maurer	7/20/2011	(3)	34,254	47.79	339,724

_______________________________________

(1)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

(2)	This option vests as to 50% of the underlying shares on July 20, 2014 and 50% of the shares on July 20, 2016.

(3)	This option vests as to 33 1/3% of the underlying shares on July 20, 2012 and 2.778% of the shares each month thereafter.

Outstanding Equity Awards at Fiscal 2011 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2011.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brad D. Smith	140,000	—		22.33	06/09/05	06/09/12
	120,000	—		24.00	07/29/05	07/28/12
	100,000	—		31.29	07/26/06	07/25/13
	100,000	—		30.07	07/25/07	07/24/14
	130,000	130,000	(1)	30.00	02/11/08	02/10/15
	92,500	92,500	(2)	27.68	07/23/08	07/22/15
	—	200,000	(3)	30.21	08/11/09	08/10/16
	—	103,445	(4)	37.98	07/22/10	07/21/17
	—	110,496	(5)	47.79	07/20/11	07/19/18
R. Neil Williams	100,000	—		30.00	02/11/08	02/10/15
	50,000	—		27.68	07/23/08	07/22/15
	47,915	27,085	(6)	30.21	08/11/09	08/10/16
	10,140	20,285	(7)	37.98	07/22/10	07/21/17
	—	34,254	(8)	47.79	07/20/11	07/19/18
Kiran M. Patel	450,000	—		21.71	10/11/05	10/11/12
	50,000	—		31.29	07/26/06	07/25/13
	75,000	—		30.07	07/25/07	07/24/14
	75,000	—		27.68	07/23/08	07/22/15
	63,887	36,113	(6)	30.21	08/11/09	08/10/16
	17,238	34,482	(7)	37.98	07/22/10	07/21/17
	—	37,569	(8)	47.79	07/20/11	07/19/18
Laura A. Fennell	10,000	—		24.00	07/29/05	07/28/12
	45,000	—		31.29	07/26/06	07/25/13
	20,000	—		28.22	03/09/07	03/09/14
	30,000	—		30.07	07/25/07	07/24/14
	50,000	—		27.68	07/23/08	07/22/15
	38,332	21,668	(6)	30.21	08/11/09	08/10/16
	6,591	13,184	(7)	37.98	07/22/10	07/21/17
	—	15,470	(8)	47.79	07/20/11	07/19/18
Daniel R. Maurer	20,000	—		31.29	07/26/06	07/25/13
	28,000	—		30.07	07/25/07	07/24/14
	25,000	—		30.00	02/11/08	02/10/15
	50,000	—		27.68	07/23/08	07/22/15
	17,222	2,778	(9)	24.05	01/13/09	01/12/16
	25,554	14,446	(6)	30.21	08/11/09	08/10/16
	10,140	20,285	(7)	37.98	07/22/10	07/21/17
	—	34,254	(8)	47.79	07/20/11	07/19/18

_______________________________________

(1)	This option vested as to 50% of the underlying shares on January 1, 2011, and vests as to 50% of the shares on January 1, 2013.

(2)	This option vested as to 50% of the underlying shares on July 23, 2011, and vests as to 50% of the shares on July 23, 2013.

(3)	This option vests as to 50% of the underlying shares on August 11, 2012 and 50% of the shares on August 11, 2014.

(4)	This option vests as to 50% of the underlying shares on July 22, 2013 and 50% of the shares on July 22, 2015.

(5)	This option vests as to 50% of the underlying shares on July 20, 2014 and 50% of the shares on July 20, 2016.

(6)	This option vested as to 33 1/3% of the underlying shares on August 11, 2010, and vests as to 2.778% of the shares each month thereafter.

(7)	This option vested as to 33 1/3% of the underlying shares on July 22, 2011, and vests as to 2.778% of the shares each month thereafter.

(8)	This option vests as to 33 1/3% of the underlying shares on July 20, 2012 and 2.778% of the shares each month thereafter.

(9)	This option vested as to 33 1/3% of the underlying shares on December 2, 2009, and vests as to 2.778% of the shares each month thereafter.

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2011. The market value of the awards is determined by multiplying the number of unvested shares or units by $46.70, the closing price of Intuit’s common stock on NASDAQ on July 29, 2011, the last trading day of fiscal 2011. For the awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflect performance assuming achievement at target.

	Outstanding Stock Awards
					Performance-Based Vesting Awards
		Time-Based Vesting Awards			Equity Incentive		Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brad D. Smith	02/11/08	65,000	(1)	3,035,500
	08/22/08	3,000	(2)	140,100
	08/11/09	40,000	(3)	1,868,000
	08/21/09	2,893	(2)	135,103
	08/11/08	65,000	(4)	3,035,500
	08/11/09	50,000	(5)	2,335,000
	07/22/10	27,940	(6)	1,304,798
	07/22/10				65,820	(7)	3,073,794
	07/22/10				65,820	(8)	3,073,794
	08/20/10	3,000	(2)	140,100
	07/20/11				29,845	(9)	1,393,762
	07/20/11				69,638	(10)	3,252,095
	07/20/11				76,526	(11)	3,573,764
R. Neil Williams	08/11/09	12,500	(12)	583,750
	08/21/09	1,500	(2)	70,050
	08/11/08	17,000	(13)	793,900
	08/11/09	15,625	(14)	729,688
	07/22/10	5,480	(15)	255,916
	07/22/10				19,360	(16)	904,112
	07/22/10				19,360	(17)	904,112
	08/20/10	941	(2)	43,945
	07/20/11				9,252	(18)	432,068
	07/20/11				21,588	(19)	1,008,160
	07/20/11				23,723	(20)	1,107,864
Kiran M. Patel	08/11/08	100,000	(21)	4,670,000
	08/22/08	1,500	(2)	70,050
	08/11/09	15,000	(12)	700,500
	08/21/09	1,500	(2)	70,050
	08/11/08	25,000	(13)	1,167,500
	08/11/09	18,750	(14)	875,625
	07/22/10	9,313	(15)	434,917

	Outstanding Stock Awards
					Performance-Based Vesting Awards
		Time-Based Vesting Awards			Equity Incentive		Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kiran M. Patel	07/22/10				32,910	(16)	1,536,897
	07/22/10				32,910	(17)	1,536,897
	08/20/10	1,500	(2)	70,050
	07/20/11				10,148	(18)	473,912
	07/20/11				23,677	(19)	1,105,716
	07/20/11				26,019	(20)	1,215,087
Laura A. Fennell	08/22/08	1,500	(2)	70,050
	08/11/09	12,000	(12)	560,400
	08/21/09	1,116	(2)	52,117
	08/11/08	17,000	(13)	793,900
	08/11/09	15,000	(14)	700,500
	07/22/10	3,560	(15)	166,252
	07/22/10				12,585	(16)	587,720
	07/22/10				12,585	(17)	587,720
	08/20/10	1,261	(2)	58,889
	07/20/11				4,179	(18)	195,159
	07/20/11				9,750	(19)	455,325
	07/20/11				10,714	(20)	500,344
Daniel R. Maurer	08/22/08	1,203	(2)	56,180
	01/13/09	5,000	(22)	233,500
	08/11/09	7,500	(12)	350,250
	08/21/09	1,467	(2)	68,509
	08/11/08	17,000	(13)	793,900
	08/11/09	9,375	(14)	437,813
	07/22/10	5,480	(15)	255,916
	07/22/10				19,360	(16)	904,112
	07/22/10				19,360	(17)	904,112
	08/20/10	1,500	(2)	70,050
	07/20/11				9,252	(18)	432,068
	07/20/11				21,588	(19)	1,008,160
	07/20/11				23,723	(20)	1,107,864

_______________________________________

(1)	These RSUs vest on January 1, 2012.

(2)	Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(3)	These RSUs vest as to 50% of the shares on August 1, 2012 and 50% of the shares on August 1, 2014.

(4)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on August 1, 2011, and will vest as to 50% of the shares on August 1, 2013.

(5)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on August 1, 2012 and 50% of the shares on August 1, 2014.

(6)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on July 1, 2013 and 50% of the shares on July 1, 2015.

(7)
Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2013 and 50% of the earned shares on September 1, 2015.

(8)	Depending upon Intuit’s achievement of the TSR Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2013 and 50% of the earned shares on September 1, 2015.

(9)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 50% of the shares on July 1, 2014 and 50% of the shares on July 1, 2016.

(10)
Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2014 and 50% of the earned shares on September 1, 2016.

(11)	Depending upon Intuit’s achievement of the TSR Goals, these RSUs will vest as to 50% of the earned shares on September 1, 2014 and 50% of the earned shares on September 1, 2016.

(12)	These RSUs vested as to 50% of the shares on August 1, 2011, and will vest as to 50% of the shares on August 1, 2012.

(13)	Because the specified performance goals were achieved, these RSUs vested on August 1, 2011.

(14)	Because the specified performance goals were achieved, these RSUs will vest on August 1, 2012.

(15)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on each of July 1, 2012 and July 1, 2013.

(16)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned portion of these RSUs will vest on September 1, 2013.

(17)	Depending upon Intuit’s achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2013.

(18)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs vest as to 33 1/3% of the shares on each of July 1, 2012, July 1, 2013 and July 1, 2014.

(19)	Depending upon the degree of Intuit’s achievement of the Operating Performance Goals, the earned portion of these RSUs will vest on September 1, 2014.

(20)	Depending upon Intuit’s achievement of the TSR Goals, the earned portion of these RSUs will vest on September 1, 2014.

(21)	These RSUs vested as to 50% of the shares on August 1, 2011, and will vest as to 50% of the shares on August 1, 2013.

(22)	These RSUs will vest on January 1, 2012.

Option Exercises and Stock Vested in Fiscal Year 2011
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2011, including the value realized upon exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad D. Smith	100,000	2,315,098	35,500	1,415,520
R. Neil Williams	—	—	17,740	856,688
Kiran M. Patel	400,000	10,650,150	31,157	1,301,052
Laura A. Fennell	50,000	1,135,026	20,280	868,877
Daniel R. Maurer	60,000	1,302,456	17,990	838,373

Non-Qualified Deferred Compensation for Fiscal Year 2011
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2011. The Non-Qualified Deferred Compensation Plan ("NQDCP") is described below the table and the MSPP is described on page 38.

Name	Plan	Aggregate Balance at July 31, 2010 ($)	Executive Contributions in Fiscal 2011 ($)(1)	Aggregate Earnings in Fiscal 2011 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at July 31, 2011 ($)
Brad D. Smith	NQDCP	1,086,336	428,400	241,708	—	1,756,444	(3)
	MSPP	440,788	142,765	72,771	(116,986)	539,338
	Total	1,527,124	571,165	314,479	(116,986)	2,295,782

R. Neil Williams	NQDCP	—	—	—	—	—
	MSPP	80,812	41,969	16,105	—	138,886
	Total	80,812	41,969	16,105	—	138,886

Kiran M. Patel	NQDCP	3,349,533	358,750	758,338	—	4,466,621	(3)
	MSPP	292,401	153,736	50,697	(81,391)	415,443
	Total	3,641,934	512,486	809,035	(81,391)	4,882,064

Laura A. Fennell	NQDCP	—	—	—	—	—
	MSPP	165,400	56,241	25,516	(64,233)	182,924
	Total	165,400	56,241	25,516	(64,233)	182,924

Daniel R. Maurer	NQDCP	829,844	408,750	205,981	—	1,444,575	(3)
	MSPP	142,583	81,707	25,091	(39,138)	210,243
	Total	972,427	490,457	231,072	(39,138)	1,654,818

_______________________________________

(1)	Amounts shown in this column are included in the “Summary Compensation Table” in the “Salary,” "Bonus" and “Non-Equity Incentive Plan Compensation” columns.

(2)	None of the amounts shown in this column are included in the “Summary Compensation Table” because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive, and in certain cases by Intuit, have also been reported in the Summary Compensation Table as compensation for fiscal 2011 or a prior fiscal year: Mr. Smith, $1,251,650; Mr. Patel, $3,702,382; and Mr. Maurer, $618,750.

In 2007, we adopted a new Non-Qualified Deferred Compensation Plan (the “NQDCP”) that became effective January 1, 2008. We adopted the NQDCP to meet the requirements of the new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan, effective January 1, 2005, and the original Executive Deferred Compensation Plan that became effective March 15, 2002. All deferrals for compensation that would otherwise be payable on or after January 1, 2008 and employer contributions made on or after January 1, 2008 are credited to participants under the new NQDCP. No new deferrals or contributions will be made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan. The NQDCP and the 2005 Non-Qualified Deferred Compensation Plan provide that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Compensation Committee or its delegate. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Participants may elect to receive their payments in a lump sum or installments. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change in control of Intuit.
Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming that the executive’s employment terminated under certain circumstances as of July 31, 2011, and using the closing price of our common stock on July 29, 2011, the last trading day of fiscal year 2011 ($46.70 per share).
As a general matter, certain benefits that are included in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s options and RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Additionally, Intuit’s options generally provide for one year of accelerated vesting upon a recipient’s involuntary termination within one year following a change in control (or CIC), as defined in our 2005 Equity Incentive Plan. Intuit’s RSUs generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination within one year following a change in control or upon a recipient’s retirement, as defined in the applicable plan document. None of the Named Executive Officers would have been eligible for retirement, for purposes of such RSU vesting acceleration, had they been terminated as of July 31, 2011.
Performance-based RSU’s granted to Executive Vice Presidents and Senior Vice Presidents under Intuit’s 2005 Equity Incentive Plan generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination, as defined in the plan, so long as the specified performance goals are achieved and certified in accordance with the plan document.
Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants in the plan will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon the participant's disability, death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2011.”
In April 2007, Intuit established a Long-Term Executive Disability Plan (the “Executive Disability Plan”) for employees with the title of director or above. Under the Executive Disability Plan, which is funded through insurance, if a participant suffers a long-term disability, as defined in the applicable plan document, the participant will be provided with salary restoration benefits up to $8,000 per month in addition to the benefits provided by Intuit’s Long-Term Disability Plan for all employees, until the earlier of the cessation of the disability or the participant reaching age 65. Under the terms of the Executive Disability Plan, each of Mr. Smith, Mr. Williams, Mr. Patel, Ms. Fennell, Mr. Maurer, and Mr. Cook would have been entitled to receive $96,000 for salary restoration for fiscal 2011 if he or she had suffered a long-term disability. These amounts are not included in the tables below. Mr. Campbell was not eligible to receive benefits under the plan during fiscal 2011.
Brad D. Smith
On October 1, 2007, Intuit entered into a new employment agreement with Mr. Smith, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and provided that Mr. Smith become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement in order to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code (“Section 409A”).
Mr. Smith can terminate his employment agreement at any time upon written notice to the Board. Intuit may terminate Mr. Smith’s employment upon the written recommendation of the Board. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.
If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Smith is entitled to (1) a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, (2) vesting of a pro rata portion of the shares issuable under the 260,000 stock options granted in February 2008, based on the portion of time he has provided services over the full five year vesting period, and (3) vesting of a pro rata portion of the shares issuable under the 130,000 RSUs granted in February 2008, based on the portion of time he has provided services over the full four year vesting period.

The estimated payments or benefits which would have been paid to Mr. Smith in the event of his termination on July 31, 2011 under the specified circumstances are as follows:

Brad D. Smith Incremental Amounts Payable Upon Termination Event	Involuntary Termination or Termination Without Cause ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,090,000	2,090,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,090,000	2,090,000	—
Gain on Accelerated Stock Options	633,208	1,718,708	8,130,390
Value of Accelerated Restricted Stock Units	8,895,287	10,911,302	26,361,310
Total Value of Accelerated Long-Term Incentives	9,528,495	12,630,010	34,491,700
Total Severance, Benefits & Accelerated Equity	11,618,495	14,720,010	34,491,700
R. Neil Williams
On November 2, 2007, Intuit entered into an employment agreement with Mr. Williams, which provided that Mr. Williams become Senior Vice President and Chief Financial Officer of Intuit, effective January 7, 2008. On December 1, 2008, Intuit amended Mr. Williams’ employment agreement in order to satisfy the technical documentary requirements of Section 409A.
If Intuit terminates Mr. Williams other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Williams terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Williams will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus provided he signs a release and waiver of claims.
The estimated payments or benefits which would have been paid to Mr. Williams in the event of his termination on July 31, 2011 under the specified circumstances are as follows:

R. Neil Williams Incremental Amounts Payable Upon Termination Event	Involuntary Termination or Termination Without Cause ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	1,093,750	1,093,750	—
Total Benefits and Perquisites	—	—	—
Total Severance	1,093,750	1,093,750	—
Gain on Accelerated Stock Options	—	522,668	623,517
Value of Accelerated Restricted Stock Units	1,840,778	2,319,587	6,833,564
Total Value of Accelerated Long-Term Incentives	1,840,778	2,842,255	7,457,081
Total Severance, Benefits & Accelerated Equity	2,934,528	3,936,005	7,457,081
Kiran M. Patel
On December 1, 2008, Intuit entered into a new employment agreement with Mr. Patel, which superseded Mr. Patel’s prior September 2, 2005 employment agreement and provided that Mr. Patel become Executive Vice President, Small Business Group, effective December 2, 2008.
If Intuit terminates Mr. Patel’s employment other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or Mr. Patel terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), or if within one year after any change of control of Intuit, Mr. Patel is not a Section 16 officer of the surviving entity or acquirer or his employment ends for reasons other than cause or his resignation, then in each case, Mr. Patel will be entitled to the following separation benefits provided he signs a release and waiver of claims: (1) a single lump sum severance payment equal to 18 months of his then current salary, and (2) one and one-half times his target bonus for the then current fiscal year.

The estimated payments or benefits which would have been paid to Mr. Patel in the event of his termination on July 31, 2011 under the specified circumstances are as follows:

Kiran M. Patel Incremental Amounts Payable Upon Termination Event	Involuntary Termination or Termination Without Cause ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,100,000	2,100,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,100,000	2,100,000	—
Gain on Accelerated Stock Options	—	729,303	896,186
Value of Accelerated Restricted Stock Units	2,719,095	7,903,232	13,927,201
Total Value of Accelerated Long-Term Incentives	2,719,095	8,632,535	14,823,387
Total Severance, Benefits & Accelerated Equity	4,819,095	10,732,535	14,823,387
Laura A. Fennell
On March 31, 2004 Intuit entered into an employment agreement with Ms. Fennell. The estimated payments or benefits which would have been paid to Ms. Fennell in the event of her termination on July 31, 2011 under the specified circumstances are as follows:

Laura A. Fennell Incremental Amounts Payable Upon Termination Event	Involuntary Termination or Termination Without Cause ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	404,838	472,242
Value of Accelerated Restricted Stock Units	1,611,202	2,145,002	4,728,375
Total Value of Accelerated Long-Term Incentives	1,611,202	2,549,840	5,200,617
Total Severance, Benefits & Accelerated Equity	1,611,202	2,549,840	5,200,617
Daniel R. Maurer
On November 16, 2005, Intuit entered into an employment agreement with Mr. Maurer. Mr. Maurer’s employment agreement was amended in January 2008 and in December 2008. The December 2008 amendment provided that Mr. Maurer become Senior Vice President and General Manager of Intuit’s Consumer Tax Group effective December 2, 2008. The estimated payments or benefits which would have been paid to Mr. Maurer in the event of his termination on July 31, 2011 under the specified circumstances are as follows:

Daniel R. Maurer Incremental Amounts Payable Upon Termination Event	Involuntary Termination or Termination Without Cause ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	382,962	478,021
Value of Accelerated Restricted Stock Units	1,654,302	2,200,883	6,622,434
Total Value of Accelerated Long-Term Incentives	1,654,302	2,583,845	7,100,455
Total Severance, Benefits & Accelerated Equity	1,654,302	2,583,845	7,100,455

TRANSACTIONS WITH RELATED PERSONS
The Audit and Risk Committee is responsible for review, and approval or ratification as appropriate, of specific transactions between Intuit (or its subsidiaries) in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee adopted a written set of procedures and guidelines, which are described below, to evaluate these transactions and obtain approval or ratification by the Audit and Risk Committee.
Identification of Related Persons.  Information about our directors and executive officers and persons related to them is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of the entities with which they are affiliated, including board memberships, executive officer positions, charitable organizations, and affiliations of immediate family members.
Audit and Risk Committee Annual Pre-Approval.  On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending levels for each transaction or relationship.
Periodic Approvals.  During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. When Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring of Approved Transactions and Relationships.  Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If spending levels approach the limits approved by the Audit and Risk Committee, Intuit prepares and submits a new approval request to the Audit and Risk Committee for review at its next meeting.
Compensation Decisions.  The Audit and Risk Committee generally does not review executive or director compensation transactions or arrangements, as these are approved by the Compensation Committee or the Board, as appropriate.
Since the beginning of fiscal 2011, there have been no transactions and there currently are no proposed transactions in excess of $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

AUDIT AND RISK COMMITTEE REPORT
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent auditor, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent auditor. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young LLP as Intuit’s independent auditor, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2011, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:

•	Reviewed and discussed with management and the independent auditor Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•	Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•	Reviewed with the independent auditor and management the audit scope and plan;

•	Reviewed the internal audit plan with the internal auditor; and

•	Met in periodic executive sessions with each of the independent auditor, representatives of management, and the internal auditor.
We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2011 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit and Risk Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit and Risk Committee or its delegate. Intuit’s pre-approval policy is more fully described in this proxy statement under the caption “Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit and Risk Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2011. We also selected Ernst & Young LLP as Intuit’s independent registered public accounting firm for fiscal 2012.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Diane B. Greene
Suzanne Nora Johnson

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Each of our directors stands for election on an annual basis. We do not have a classified or staggered Board. The Nominating and Governance Committee, consisting solely of independent directors, as determined by the Board under applicable NASDAQ listing standards, recommended the directors for nomination by our full Board. Based on that recommendation, our Board has nominated those directors for election at the Meeting.
Nominees
The following eight incumbent directors are nominated for election to the Board: Christopher W. Brody, William V. Campbell, Scott D. Cook, Diane B. Greene, Edward A. Kangas, Suzanne Nora Johnson, Dennis D. Powell and Brad D. Smith. Michael R. Hallman and David H. Batchelder each decided he would not stand for re-election at the Meeting, but both are expected to continue to serve on the Board until the Meeting. At that time, we will reduce the number of Board members to eight.
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder will vote your shares to approve the election of any substitute nominee proposed by the Board. Please see “Directors Standing for Election” on page 9 of this proxy statement for information concerning each of our nominees standing for election. We have provided information in each nominee’s biography concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Governance Committee and the Board to determine that each nominee should serve as a director.
Majority Voting
Our Bylaws require that in order to be elected in an uncontested election a director nominee must be elected by a majority of the votes cast by the shares of common stock present (either in person or by proxy) at the Meeting (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions and, if applicable, broker non-votes will not be counted as votes “for” or “against” a nominee and therefore will not affect the outcome of the vote on this proposal. Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days of the date that the election results were certified.
The Board recommends that you vote
FOR the election of each of the nominated directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2012. As a matter of good corporate governance we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.

The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The

Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent auditor and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young LLP
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2011 and 2010:

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees	$3,031,000	$3,161,000
Audit-Related Fees	411,000	859,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,442,000	$4,020,000
Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist primarily of SSAE 16 reviews and other attestation services.
Tax Fees
Intuit paid no tax fees to Ernst & Young in fiscal 2011 or fiscal 2010.
All Other Fees
Intuit paid no other fees to Ernst & Young in fiscal 2011 or fiscal 2010.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report” on page 55.
Approval of this Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR the ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 3
APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve the amendment of the Intuit Inc. Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares authorized for issuance under the Purchase Plan by 4,000,000 shares (from 16,800,000 shares to 20,800,000 shares).

We adopted the Purchase Plan so we could offer employees of Intuit and eligible subsidiaries the opportunity to purchase shares of Intuit stock at a discounted price as an incentive for continued employment. The Purchase Plan is a critical component of our efforts to attract and retain qualified employees. We are proposing an increase in the number of shares authorized and reserved for issuance under the Purchase Plan to enable us to continue providing this benefit to new and current employees. The Purchase Plan is described below.

Purchase Plan Background

The Purchase Plan was adopted in its current form on July 19, 2011 and is scheduled to expire in July 2015. The Compensation Committee administers the Purchase Plan and is responsible for interpreting its provisions. On October 18, 2011, the Compensation Committee approved the amendment of the Purchase Plan, subject to stockholder approval, to increase the number of shares of Intuit's common stock authorized for issuance under the Purchase Plan by 4,000,000 shares (from 16,800,000 shares to 20,800,000 shares). We are asking stockholders to approve the addition of 4,000,000 shares in this Proposal 3.

As of October 31, 2011, there were 1,576,071 shares available for future awards, not including the 4,000,000 shares for which we are seeking stockholder approval. The closing price of Intuit's common stock on NASDAQ on October 31, 2011 was $53.67 per share.

The following is a summary of the key provisions of the Purchase Plan, assuming that stockholders approve this Proposal No. 3. This summary does not purport to be a complete description of all the provisions of the Purchase Plan. A copy of the Purchase Plan has been filed with this proxy statement as Appendix B, and the following description of the Purchase Plan is qualified in its entirety by reference to that Appendix.

New Plan Benefits

The actual number of shares that may be purchased by any individual under the Purchase Plan is not determinable in advance since the number is generally calculated using the contributed amount and the purchase price.

Aggregate Purchases Under the Employees Stock Purchase Plan

The table below shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of shares of Intuit common stock purchased under the Purchase Plan since the plan's inception through October 31, 2011. Non-employee directors are not eligible to participate in the Purchase Plan.

Name	Aggregate Number of Purchased Shares
Named Executive Officers:
Brad D. Smith	8,550
R. Neil Williams	1,790
Kiran M. Patel	—
Daniel R. Maurer	4,600
Laura A. Fennell	7,152
All current executive officers as a group (6 persons)	29,022
All employees, excluding current executive officers	15,194,907

Eligibility

Employees of Intuit and certain subsidiaries (other than stockholders who own or have the right to acquire 5% or more of our common stock) are eligible to participate under a specific six-month offering period (“Offering Period”) under the Purchase Plan if they begin working prior to the applicable enrollment period of such Offering Period. Employees that begin working after the applicable enrollment period of an Offering Period may commence participation at the beginning of the second purchase period of such Offering Period (see below). As of October 31, 2011, approximately 8,000 employees were eligible to participate in the Purchase Plan, and approximately 4,550 employees were participating. Employees participate in the Purchase Plan by electing payroll deductions that accumulate to purchase shares at a discount. Non-employee directors are not eligible to participate in the Purchase Plan.

Offering Periods

The Purchase Plan has two six-month Offering Periods which begin on March 16 and September 16. Each Offering Period has two three-month purchase periods. The purchase periods for the March 16 Offering Period begin on March 16 and June 16 and the purchase periods for the September 16 Offering Period begin on September 16 and December 16. The

Compensation Committee can change the duration of future Offering Periods prior to the scheduled beginning of the first Offering Period to be affected.

Payroll Deductions

On the last business day of each Offering Period, the accumulated payroll deductions are used to purchase stock. Eligible employees select payroll deduction rates in 1% increments from 2% to 15% of their base salary, commissions and cash bonuses. No interest accrues on payroll deductions. Employees may increase or decrease the rate for the next Offering Period. After a participant enrolls in the Purchase Plan, the participant is automatically enrolled in subsequent Offering Periods unless the participant actively withdraws. A participant may withdraw from any Offering Period up to 15 days before the end of the Offering Period, in which event no stock will be purchased, and we will return the participant's accumulated payroll deductions to the participant. In the event of a participant's termination of employment for any reason, no stock will be purchased, and we will return the participant's accumulated payroll deductions to the participant (or to the participant's legal representative in the event of the participant's death).

Purchase Price and Amount of Stock Purchased

When a participant enrolls in the Purchase Plan, the participant essentially receives an option to purchase shares on the last day of the upcoming Offering Period at the lower of 85% of the fair market value of the shares on the offering date (the first business day of the Offering Period) or the purchase date (the last business day of each of the two purchase periods within the Offering Period). If the fair market value of the shares on the first day of the second purchase period in an Offering Period is lower than the fair market value on the offering date, the second purchase period will constitute a new three-month Offering Period so that the purchase price calculation reflects the lower fair market value. The number of shares a participant will be able to purchase will generally be equal to the payroll deductions during the Offering Period, divided by the purchase price per share. The Purchase Plan limits each participant's share purchases in order to stay within the Internal Revenue Code's $25,000 per calendar year purchase limitation (based on the fair market value of the shares on the first day of the Offering Period). In addition, the Purchase Plan authorizes the Compensation Committee to set a maximum share amount that can be purchased by a participant during a single Offering Period. Once a maximum share amount is set, it will continue to apply with respect to succeeding Offering Periods unless changed in accordance with the terms of the Plan. The Compensation Committee has not exercised its authority to set a maximum number of shares that may be purchased by any participant with respect to any Offering Period.

Transferability

Awards granted under the Purchase Plan are not transferable except by will or the laws of descent and distribution.

Mergers, Consolidations and Other Corporate Transactions

If Intuit is dissolved or liquidated, the current Offering Period will terminate immediately prior to the liquidation or dissolution unless the Compensation Committee decides otherwise. The Compensation Committee may, but is not required to, designate a date for the open Offering Period to terminate and allow each participant to purchase shares with accumulated payroll deductions. If Intuit sells substantially all of its assets or merges with another corporation, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation, unless the Compensation Committee decides to designate a date for the open Offering Period to terminate and allow each participant to purchase shares with accumulated payroll deductions.

Adjustments

In the event of a reorganization, recapitalization, rights offering or other increase or reduction of shares of Intuit's common stock, or if Intuit is consolidated with or merged into any other company, the Compensation Committee shall adjust the number of shares covered by outstanding options, the number of shares authorized for issuance under the Purchase Plan and the purchase price of outstanding options.

Purchase Plan Amendments

The Compensation Committee may generally amend or terminate the Purchase Plan at any time, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations that allow for participation in the Purchase Plan. However, the Compensation Committee must obtain stockholder approval for any amendment to the Purchase Plan that requires stockholder approval pursuant to the Internal Revenue Code, pursuant to

NASDAQ rules or pursuant to any other applicable laws or regulations. Generally no changes may affect existing purchase rights in a manner that is materially adverse to the interests of existing participants. However, the Compensation Committee may terminate the Purchase Plan or an Offering Period in progress if it determines that such termination is in the best interests of Intuit and the stockholders and/or the continuation of the Purchase Plan or the Offering Period would cause Intuit to incur adverse accounting charges due to a change in the generally accepted accounting rules or interpretations of those rules as they apply to the Purchase Plan.

Federal Income Tax Information

The following information is a general summary of some of the current federal income tax consequences of the Purchase Plan to U.S. based participants and to Intuit. Tax laws may change, and actual tax consequences will depend on a participant's individual circumstances as well as state and local tax laws. We encourage all participants to seek tax advice when they participate in the Purchase Plan. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Tax Treatment of U.S. Participants. Participants will not recognize income when they enroll in the Purchase Plan or when they purchase shares. All tax consequences are deferred until the participant disposes of the shares. If the participant holds the shares for one year or more after the purchase date and two years or more after the offering date, or if the participant dies while owning the shares, the participant will generally recognize ordinary income when disposing of the shares equal to the difference between the purchase price and the fair market value of the shares on the date of disposition, or 15% of the fair market value of the shares on the offering date, whichever is less. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, but the participant will have a long-term capital loss for the difference between the purchase price and the sale price. If a participant disposes of the shares less than one year after the purchase date or less than two years after the offering date, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. The difference between the sale price and the fair market value on the purchase date will be a capital gain or loss.

Tax Treatment of Intuit. When a participant recognizes ordinary income by disposing of shares before the one-year or two-year holding period ends, Intuit will generally be entitled to a tax deduction in the amount of the ordinary income.

Approval of this Proposal No. 3 requires the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the
amendment to the Employee Stock Purchase Plan.

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We voluntarily included a non-binding advisory vote on our executive compensation program (also referred to as a "say on pay" proposal) in our proxy statement last year. We are gratified that last year almost 90% of the votes cast at the annual meeting supported the policies, practices and philosophy of our compensation program. This year, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
As described in the "Compensation Discussion and Analysis" section of this proxy statement, the Compensation Committee compensates our executives based on overall Intuit performance and individual performance, and our overall compensation packages are designed to help Intuit acquire, retain and motivate talented executives with proven experience. Because our Named Executive Officers lead our largest business units or functions, they have the ability to directly influence overall company performance and, as a result, have a greater portion of their pay tied to short and long-term incentive programs than most other Intuit employees.

Stockholders are urged to read the "Compensation Discussion and Analysis" section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the "Executive Compensation" section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
While the advisory vote on executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The advisory resolution of Proposal No. 4 will be approved if it receives the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR approval of the advisory resolution on executive compensation.

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF AN EXECUTIVE COMPENSATION VOTE
The federal law that required each U.S. public company to hold a "say on pay" advisory vote also requires that stockholders be asked to vote on the frequency of "say on pay" votes. Pursuant to this new law, which is set forth in Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to vote on whether future "say on pay" votes such as the one in Proposal No. 4 above should occur every year, every two years, or every three years. This non-binding “frequency” vote is required at least once every six years beginning with this Meeting.
After careful consideration of this proposal, our Board determined that an annual advisory vote on named executive officer compensation is the most appropriate alternative for Intuit and recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation.
The Board has determined that stockholders should vote on named executive officer compensation every year so that they may provide us annually with their direct input. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for Intuit to obtain information on investor sentiment about our executive compensation philosophy, policies and practices. In addition, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation program. We understand that our stockholders may have different views as to what is the best approach for Intuit, and we look forward to hearing from our stockholders on this proposal.
In voting on this proposal, you should be aware that you are not voting “for” or “against” the Board's recommendation to vote for a frequency of one year for holding future advisory votes on the compensation of our named executive officers. Rather, you are voting on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting on this proposal.
The option of one year, two years or three years that receives the affirmative vote of the majority of the shares of common stock present at the Meeting in person or represented by proxy and entitled to vote on this proposal will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal. Because this vote is advisory and not binding on Intuit, our Compensation Committee may decide that it is in the best interests of our stockholders and Intuit to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
The Board recommends that you vote for the option of “ONE YEAR” on the advisory vote on the frequency of an executive compensation vote.

APPENDIX A
INTUIT INC.

Supplemental Information for the 2012 Proxy Summary and Compensation Discussion and Analysis
in the Proxy Statement for the 2012 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The 2012 Proxy Summary ("Proxy Summary") beginning on page 3 and the Compensation Discussion and Analysis (“CD&A”) beginning on page 26 of the proxy statement contain two non-GAAP financial measures — non-GAAP operating income and non-GAAP earnings per share (EPS). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses.  These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets.  When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the entity on our balance sheet and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Professional fees for business combinations.  We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt securities and other investments.  We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items and discrete tax items.  We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations.  From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

	Twelve Months Ended July 31,
	2011	2010
	(In millions, unaudited)
GAAP operating income from continuing operations	$1,007	$863
Amortization of acquired technology	17	49
Amortization of other acquired intangible assets	44	42
Goodwill and intangible asset impairment charge	30	—
Professional fees for business combinations	—	7
Share-based compensation expense	153	134
Non-GAAP operating income	$1,251	$1,095

GAAP net income	$634	$574
Amortization of acquired technology	17	49
Amortization of other acquired intangible assets	44	42
Goodwill and intangible asset impairment charge	30	—
Professional fees for business combinations	—	7
Share-based compensation expense	153	134
Net gains on debt securities and other investments	(2)	(1)
Income tax effect of non-GAAP adjustments	(78)	(85)
Discontinued operations	—	(35)
Non-GAAP net income	$798	$685

GAAP diluted net income per share	$2.00	$1.77
Amortization of acquired technology	0.05	0.15
Amortization of other acquired intangible assets	0.14	0.14
Goodwill and intangible asset impairment charge	0.09	—
Professional fees for business combinations	—	0.02
Share-based compensation expense	0.48	0.41
Net gains on debt securities and other investments	—	—
Income tax effect of non-GAAP adjustments	(0.25)	(0.27)
Discontinued operations	—	(0.11)
Non-GAAP diluted net income per share	$2.51	$2.11

Shares used in diluted per share calculations	317	325

APPENDIX B
INTUIT INC.
EMPLOYEE STOCK PURCHASE PLAN

(As Amended on January , 2012. The Plan is scheduled to terminate no later than July 27, 2015.)

1. Establishment of Plan. The Company proposes to grant options for purchase of the Company's Common Stock, $0.01 par value, to eligible employees of the Company and Participating Subsidiaries pursuant to the Plan. A total of 20,800,000 shares of the Company's Common Stock is reserved for issuance under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and the Plan shall be so construed. Capitalized terms not defined in the text are defined in Section 27 below. Any term not expressly defined in the Plan that is defined in Section 423 of the Code shall have the same definition herein.

2. Purpose. The purpose of the Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and the provisions of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan and any agreement or document executed pursuant to the Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee shall have full power and authority to prescribe, amend and rescind rules and regulations relating to the Plan, including determining the subplans, forms and agreements used in connection with the Plan; provided that the Committee may delegate to the President, the Chief Financial Officer or the officer in charge of Human Resources, in consultation with the General Counsel or her designee, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate administration of the Plan both domestically and abroad and that are not inconsistent with the Plan. The Committee may amend the Plan as described in Section 26 below. Members of the Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Committee members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. Eligibility.

(a) Any employee of the Company or of any Participating Subsidiary is eligible to participate in an Offering Period under the Plan, except the following:

(i) employees who are not employed prior to the commencement of the Enrollment Period with respect to such Offering Period; and

(ii) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

(b) An individual who provides services to the Company, or any Participating Subsidiary, as an independent contractor shall not be considered an “employee” for purposes of this Section 4 or the Plan, and shall not be eligible to participate in the Plan, except during such periods as the Company or the Participating Subsidiary, as applicable, is required to withhold U.S. federal employment taxes for the individual. This exclusion from participation shall apply even if the individual is reclassified as an employee, rather than an independent contractor, for any purpose other than U.S. federal employment tax withholding.

5. Offering Dates.

(a)Offering Periods shall be of six (6) months duration, with one such Offering Period commencing on each September 16 and ending on the following March 15, and another commencing on each March 16 and ending on the following September 15. Each such Offering Period shall consist of two (2) Purchase Periods, each of which shall be of three (3) months duration. The Offering Period commencing on September 16 shall have Purchase Periods commencing on September 16 and December 16 and ending on the following December 15 and March 15, respectively. The Offering Period commencing on March 16 shall have Purchase Periods commencing on March 16 and June 16 and ending on the following June 15, and September 15, respectively. The first such Offering Period describe in this Section 5(a) shall commence September 16, 2011. The first day of an Offering Period is the “Offering Date” for that Offering Period.

(b)The Committee shall have the power to change the duration of Offering Periods and/or the number or duration of Purchase Periods within an Offering Period with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected.

6. Participation in the Plan. An eligible employee may become a Participant in an Offering Period as of the initial Offering Date after satisfying the eligibility requirements by following the enrollment procedures established by the Company and enrolling in the Plan during the Enrollment Period established by the Company before such Offering Date. An employee who is not eligible to participate at the beginning of an Offering Period but who satisfies the eligibility requirements during such Offering Period may become a Participant in all remaining Purchase Periods for such Offering Period, if any, by following the enrollment procedures established by the Company and enrolling in the Plan effective as of the beginning of the first Purchase Period of such Offering Period in which such employee is eligible to participate during the Enrollment Period for such first Purchase Period. Each Enrollment Period shall be the same for all eligible employees with respect to a given Offering Period or Purchase Period. For an eligible employee who becomes a Participant during an Offering Period, the first day of the Purchase Period in which the Participant commences participation shall be that Participant's “Offering Date”. An eligible employee who does not timely enroll after becoming eligible to participate in all or part of an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee follows the enrollment procedures established by the Company and enrolls in the Plan during the Enrollment Period established by the Company before a subsequent Offering Period. A Participant will automatically participate in each Offering Period commencing immediately following the last day of the prior Offering Period unless he or she withdraws or is deemed to withdraw from the Plan or terminates further participation in the Offering Period as set forth in Sections 11 or 12 below. A Participant is not required to file any additional agreement or follow further enrollment procedures in order to continue participation in the Plan. An employee may only participate in one Offering Period at a time.

7. Grant of Option on Enrollment. Enrollment by an eligible employee in the Plan with respect to all or part of an Offering Period will constitute the grant (as of the eligible employee's Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date of each remaining Purchase Period of such Offering Period up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee's payroll deduction account during the applicable Accrual Period in such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company's Common Stock on the Offering Date (but in no event less than the par value of a share of the Company's Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company's Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company's Common Stock); provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant to the Plan shall not exceed the maximum number of shares which may be purchased pursuant to Sections 10(a), 10(b) or 10(c) below with respect to the applicable Accrual Period. The fair market value of a share of the Company's Common Stock shall be determined as provided in Section 8 hereof.

8. Purchase Price.

(a)The purchase price per share at which a share of Common Stock will be sold to Participants in any Purchase Period shall be eighty-five percent (85%) of the lesser of:

(i) The Fair Market Value on the Participant's Offering Date; or

(ii) The Fair Market Value on the Purchase Date;

provided, however, that in no event may the purchase price per share of the Company's Common Stock be below the par value per share of the Company's Common Stock.

(b)Notwithstanding the above, if the Fair Market Value on the day of commencement of the second Purchase Period of an Offering Period (i.e., the Purchase Period commencing on either June 16 or December 16, as applicable) is less than the amount specified in Section 8(a)(i) with respect to a Participant, each Participant who purchased shares of Common Stock in the first Purchase Period of that Offering Period shall automatically be withdrawn from that original Offering Period and re-enrolled in a new three-month Offering Period commencing on the day of commencement of the second Purchase Period of the original Offering Period. The Fair Market Value on the Offering Date for the new Offering Period (i.e., the day of commencement of the second Purchase Period of the original Offering Period) shall replace the amount otherwise specified in Section 8(a)(i) for purposes of calculating the Purchase Price applicable to such new Offering Period.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Accrual Period. The deductions are made as a percentage of the Participant's compensation in one percent (1%) increments not less than two percent (2%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean base salary, commissions and cash bonuses (including, but not limited to cash bonuses paid under the Intuit Inc. Performance Incentive Plan). Payroll deductions shall commence on the first payday of each Accrual Period and shall end on the last payday that occurs in such Accrual Period unless sooner altered or terminated as provided in the Plan. Notwithstanding the foregoing, if the last payday that occurs in an Accrual Period is within five business days prior to the Purchase Date, all payroll deductions associated with such payday shall not be credited to such Accrual Period, but shall instead be credited to the next Accrual Period.

(b) A Participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period by following the Company's established procedure for a new authorization for payroll deductions before the beginning of such Purchase Period by the deadline established by the Company and in accordance with the Company's administrative procedures for the Plan.

(c) All payroll deductions made for a Participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d) On each Purchase Date, so long as the Plan remains in effect, the Participant's employment has not terminated, and provided that the Participant has not timely completed the Company's standard withdrawal process before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant's account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a Participant's account at the end of an Offering Period following the purchase of shares for the final Purchase Period of such Offering Period shall be returned to the Participant, in increments sufficient to purchase whole shares of Common Stock as of that Purchase Date, without interest. Any cash remaining in a Participant's account after any Purchase Date due to the limitations in Section 10 below that prohibits such Participant from purchasing any additional shares of Common Stock during that Offering Period shall be returned to the Participant, in increments sufficient to purchase whole shares of Common Stock as of that Purchase Date, without interest. Any funds remaining in a Participant's Account under the circumstances described in the preceding two sentences, for any reason, that are insufficient to purchase a whole share of Common Stock shall be applied to the next Offering Period. Subject to Section 12 below, no Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after each Purchase Date, the Company shall deliver, or cause to have delivered, shares of Common Stock representing the shares purchased.

(f) During a Participant's lifetime, such Participant's option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares issued for the benefit of a Participant under the Plan will be issued to an account in the name of the Participant. The Company may require shares to be issued to an account established by a broker dealer approved by the Company.

10. Limitations on Shares to be Purchased.

(a) No Participant shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee is a Participant in the Plan, as determined in accordance with Section 423(b)(8) of the Code.

(b) No Participant shall be entitled to purchase more than the Maximum Share Amount during any single Offering Period. Prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a Maximum Share Amount. If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the deadline established by the Company to enroll or change the rate of payroll deductions for the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under the Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant's option to each Participant affected thereby.

(d) Any payroll deductions accumulated in a Participant's account which are not used to purchase stock due to the limitations in this Section 10 and may not be used to purchase stock in any future Purchase Period of the same Offering Period shall be returned to the Participant in accordance with the rules set forth in Section 9(d).

11. Withdrawal.

(a) Each Participant may withdraw from an Offering Period under the Plan by withdrawing from the Plan in accordance with the procedures established by the Company by the deadline established by the Company for withdrawals.

(b) Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in the Plan shall terminate. In the event a Participant withdraws from the Plan in accordance with Section 11(a), he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above in Section 6 for initial participation in the Plan.

12. Termination of Employment.

(a) Termination of a Participant's employment for any reason, including retirement, death or the failure of a Participant to remain an eligible employee under Section 4 above, immediately terminates his or her participation in the Plan. In such event, the payroll deductions credited to the Participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.

(b) Notwithstanding the provisions of Section 12(a), an employee will remain an eligible employee in the case of sick leave, military leave, or any other leave of absence approved by the Committee; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions. In the event a Participant's interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated, the Company shall promptly deliver to the Participant all payroll deductions credited to such Participant's account. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Capital Changes. Subject to any required action by the stockholders of the Company, if the outstanding shares of Common Stock are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend, or distribution of cash, property and/or securities, the number of shares of Common Stock (or other securities or property) covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock (or other securities or property) which have been authorized for issuance under the Plan but have not yet been placed under option, any Maximum Share Amount established under Section 10(b), and the price per share of Common Stock (or other securities or property) covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted as shall be determined to be appropriate and equitable by the Committee, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding option; provided, however, that the price per share of Common Stock shall not be reduced below its par value per share. For the avoidance of doubt, any adjustment to the price per share as contemplated in the previous sentence shall be applicable to the calculation of the purchase price under Section 8. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Notwithstanding the foregoing, fractions of a share of Common Stock (or other security) will not be issued but will be rounded to a whole share of Common Stock (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.

In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action and the accrued payroll deductions will be returned to each Participant without interest, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, shorten each Offering Period in progress and establish a new Purchase Date (the “Special Purchase Date”) upon which the accrued payroll deductions of each Participant who does not elect to withdraw his or her payroll deductions will be used to purchase whole shares of Common Stock with any remaining cash balance in a Participant's account being returned to such Participant as soon as administratively practicable following the Special Purchase Date. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation does not assume or substitute such options, the Committee shall shorten each Offering Period in progress and establish a Special Purchase Date upon which the accrued payroll deductions of each Participant who does not elect to withdraw his or her payroll deductions will be used to purchase whole shares of Common Stock with any remaining cash balance in a Participant's account being returned to such Participant as soon as administratively practicable following the Special Purchase Date. The price at which each share of Common Stock may be purchased on such Special Purchase Date shall be calculated in accordance with Section 8 above as if “Purchase Date” were replaced by “Special Purchase Date”.

15. Nonassignability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports. Individual accounts will be maintained for each Participant in the Plan. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and any cash remaining in the Participant's account after the shares are purchased.

17. Notice of Disposition. In order that the Company may properly report the compensation attributable to a Participant's disposition of shares purchased under the Plan, the Company may require Participants to keep shares purchased under the Plan in an account established with a broker dealer approved by the Company until the earlier of the date that the Participant sells, gifts or transfers such shares by descent or distribution, or two (2) years have passed since the date of the commencement of the Offering Period during which the shares were purchased. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares or take other actions intended to accomplish the same purpose. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates or the taking by the Company of any other action under this Section 17.

18. No Rights to Continued Employment. Neither the Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. The Plan became effective October 7, 1996, the date on which it was adopted by the Board and was approved by the stockholders of the Company, in a manner permitted by applicable corporate law, within twelve (12) months after the date the Plan was adopted by the Board. No purchase of shares pursuant to the Plan occurred prior to such stockholder approval. The Plan shall continue until the earliest to occur of (a) termination of the Plan by the Board or the Committee
(which termination may be effected at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under the Plan, or (c) July 27, 2015.

22. Death of a Participant. In the event of a Participant's death, payroll deductions in his or her account shall be refunded to the Participant's legal representative in accordance with the Company's then current procedures for payment of a deceased employees' wages. Any shares purchased under the Plan on behalf of a Participant are to be treated in accordance with the Participant's will or the laws of descent and distribution.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock purchased under the Plan unless and until such Participant is listed as a shareholder of record in the books and records of the Company.

25. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

26. Amendment or Termination of the Plan. The Committee may at any time amend, terminate or extend the term of the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would materially adversely affect the rights of any Participant.

Notwithstanding the prohibition against affecting options previously granted under the Plan as described in the preceding paragraph, the Plan or an Offering Period may be terminated by the Committee on a Purchase Date or by the Committee's setting a new Purchase Date with respect to an Offering Period then in progress if the Committee determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change in the generally accepted accounting rules or interpretations thereof that are applicable to the Plan.

The Company must obtain stockholder approval for each amendment of the Plan for which stockholder approval is required by the Code, the rules of any stock exchange or automated quotation system upon which the Company's shares may then be listed, or any other applicable laws or regulation. Such stockholder approval must be obtained, in a manner permitted by applicable corporate law, within twelve (12) months of the adoption of such amendment by the Committee.

27.    Definitions.

(a)	“Accrual Period” means the three-month period coinciding with the Purchase Period during which payroll deductions are accumulated.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)
“Committee” means the Compensation and Organizational Development Committee appointed by the Board. The Committee is comprised of at least two (2) members of the Board, all of whom are Outside Directors.

(e)	“Company” means Intuit Inc., a Delaware corporation.

(f)
“Enrollment Period” means (i) with respect to an Offering Period commencing September 16, the period from August 15 through August 31 immediately preceding the commencement of such Offering Period, and (ii) with respect to an Offering Period commencing March 16, the period from February 15 through February 28 (or, for leap years, February 29) immediately preceding the commencement of such Offering Period. The term “Enrollment Period” shall also refer to the following periods during an Offering Period: November 15 through November 30 (for the Purchase Period beginning on December 16 and ending on the following March 15); and May 15 through May 31 (for the Purchase Period beginning on June 16 and ending on the following September 15).

(g)	“Fair Market Value” means as of any date, the value of a share of the Company's Common Stock determined as follows:

(i)    if such Common Stock is then quoted on the Nasdaq Global Market, its last reported sale price on the Nasdaq Global Market or, if no such reported sale takes place on such date, the average of the closing bid and asked prices;

(ii)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its last reported sale price or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(iii)    if such Common Stock is publicly traded but is not quoted on the Nasdaq Global Market or listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported in The Wall Street Journal, for the over-the-counter market; or

(iv) if none of the foregoing is applicable, by the Board in good faith.

(h)	“Maximum Share Amount” means the maximum number of shares which may be purchased by any employee during any single Offering Period.

(i)	“Notice Period” is the period ending two (2) years from the Offering Date and one (1) year from the Purchase Date on which such shares were purchased.

(j)
“Offering Date” is the first business day of each Offering Period. For an eligible employee who becomes a Participant in the Plan during an Offering Period, “Offering Date” shall mean the first day of the Purchase Period in which such eligible employee commences participation in such Offering Period.

(k)
“Offering Period” means a three-month period containing a single three-month Accrual Period, prior to September 15, 2011. On and after September 16, 2011, “Offering Period” means a six-month period containing two three-month Purchase Periods.

(l)	“Outside Directors” means outside directors within the meaning of Code Section 162(m).

(m)	“Parent Corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Code Sections 424(e) and 424(f).

(n)	“Participant” means an employee who meets the eligibility requirements of Section 4 above and timely enrolls in the Plan in accordance with Section 6 above.

(o)	“Participating Subsidiaries” means Subsidiaries that have been designated by the Committee from time to time as eligible to participate in the Plan.

(p)	“Plan” means this Intuit Inc. Employee Stock Purchase Plan, as amended from time to time.

(q)	“Purchase Date” is the last business day of each Accrual Period or Purchase Period.

(r)	“Purchase Period” means any period of three (3) months duration during an Offering Period as described in Section 5(b).

(s)
“Reserves” means (i) the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option.

INTUIT

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M39191-P16706 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INTUIT INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	*For*	*Against*	*Abstain*
1a. Christopher W. Brody	☐	☐	☐
1b. William V. Campbell	☐	☐	☐
1c. Scott D. Cook	☐	☐	☐
1d. Diane B. Greene	☐	☐	☐
1e. Edward A. Kangas	☐	☐	☐
1f. Suzanne Nora Johnson	☐	☐	☐
1g. Dennis D. Powell	☐	☐	☐
1h. Brad D. Smith	☐	☐	☐
2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2012.	☐	☐	☐

	For	*Against*	*Abstain*
3. Approve the amendment to the Employee Stock Purchase Plan.	☐	☐	☐
4. Approve a non-binding advisory resolution regarding executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	*1 Year*	*2 Years*	*3 Years*	*Abstain*
5. To recommend, by non-binding advisory vote, the frequency of executive compensation votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
INTUIT INC.
January 19, 2012
- Please detach and Mail in Envelope Provided -

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M39192-P16706

INTUIT INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JANUARY 19, 2012

The undersigned hereby appoints Brad D. Smith, R. Neil Williams and Laura A. Fennell, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 19, 2012, at Intuit's offices at 2600 Casey Avenue - Building 9, Mountain View, California 94043, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4, AND FOR ONE YEAR ON PROPOSAL 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued, and to be marked, dated and signed, on the other side.